SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to § 240.14a-12

Green Dot Corporation
(Name of Registrant as Specified in Its Charter)

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April 8, 2022
Dear Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Green Dot Corporation to be held on May 19, 2022 at 9:00 a.m. Central Time at the Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701.
We have elected to deliver our proxy materials to our stockholders over the internet and will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2022 Annual Meeting of Stockholders and 2021 annual report to stockholders. This notice also provides instructions on how to vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
We hope that you will be able to attend this year’s Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, please vote through the internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of Green Dot Corporation.

Sincerely,

Dan R. Henry	William I Jacobs
President and Chief Executive Officer	Chairperson of the Board

GREEN DOT CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2022
________________
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of Green Dot Corporation will be held on May 19, 2022 at 9:00 a.m. Central Time at the Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.To elect the 11 nominees named in the proxy statement to the Board of Directors;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and
3.To vote on a non-binding advisory resolution to approve executive compensation.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 29, 2022 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
Your vote as a Green Dot Corporation stockholder is very important. Each share of Class A common stock that you own represents one vote. For questions regarding your stock ownership, you may contact Investor Relations at (626) 765-2427 or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone toll free at (800) 962-4284.

By Order of the Board of Directors,

Kristina Lockwood
General Counsel and Secretary

Austin, Texas
April 8, 2022

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the internet or submit your proxy card or voting instructions as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers About the Meeting" beginning on page 8 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

GREEN DOT CORPORATION
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
i

ii

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read the entire proxy statement carefully before voting.

Annual Stockholders Meeting

Record date
March 29, 2022

Date of Mailing/Availability
The Notice of Internet Availability of Proxy Materials is being mailed, and the proxy statement is being made available, to our stockholders on or about April 8, 2022.
Meeting agenda The meeting will cover the proposals listed under "Voting matters and vote recommendations" below, and any other business that may properly come before the meeting.
Date May 19, 2022 Time 9:00 a.m. Central Time Place Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701.
Voting Stockholders as of the record date are entitled to vote. Each share of our Class A common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting matters and vote recommendations
See the actual proposals for more information.

Management Proposals		Board recommends	Reasons for Recommendation	See page
1.	Election of 11 directors	FOR	Our Board of Directors (“Board”) and its Nominating and Corporate Governance Committee believe the 11 Board nominees possess the skills, and experience to effectively monitor performance, provide oversight, and advise management on our long-term strategy.	21
2.	Ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2021	FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, it believes their retention for fiscal year 2022 is in the best interests of our company.	29
3.	Advisory vote to approve executive compensation	FOR	Our executive compensation programs demonstrate our execution on our pay for performance philosophy and reflect corporate governance best practices.	30

Corporate governance facts

Independent Board and Board committees

•	Chairperson and CEO positions are separate
•	Independent Chairperson of the Board
•	9 of 11 director nominees are independent
•	100% of committee members are independent
•	Independent directors meet in executive session regularly
•	100% of directors attended more than 73% of meetings held in 2021 during the period in which they served
•	We conduct annual board and committee evaluations
•	All Audit Committee members are financially literate, and 2 members are Audit Committee Financial Experts
•	Our Compensation Committee uses an independent compensation consultant

Best practices stockholder rights

•	Directors are elected by majority vote in uncontested elections
•	All directors are elected annually
•	Our bylaws provide for proxy access by stockholders
•	No poison-pill
•	No multi-class or non-voting stock

Active stockholder engagement

In response to the results of our 2021 say-on-pay vote, our Compensation Committee Chair and members of senior management engaged with stockholders representing approximately 56% of our outstanding shares after initially reaching out to stockholders representing approximately 61% of our outstanding shares. A discussion of the stockholder feedback they received, and the Compensation Committee’s response is included in the Compensation Discussion & Analysis below.

Strong information security oversight

•	Board and Risk Committee oversight
•	Robust information security program and annual independent on-site security audits

2021 Business Highlights

Solid financial results

•	Balanced strong revenue growth with investments in strategic areas to drive solid financial results
•	2021 GAAP Revenue Up 14%; Non-GAAP Revenue[1] Up 16%
•	2021 Net Income Up 105%; Adjusted EBITDA[1] Up 5%
•	2021 GAAP EPS Up 102%; Non-GAAP EPS[1] Up 5%

Relevant solutions

•	Introduced our flagship GO2bank digital banking solution across our retail and direct channels
•	Invested to strengthen our GO2bank solution and accelerate growth in activations during 2022 and beyond
•	Successfully launched our overdraft protection feature which saw strong adoption among our customer base

Modern banking platform

•	Prepared the company for the implementation of our end-to-end, cloud-based modern banking platform
•	Full implementation is expected to transform our capabilities and provide a high level of differentiation among our competitors
•
In addition to expanding our range of solutions and speed-to-market, we believe the resulting organizational simplification will reduce our costs and enhance our ability to serve our customers and partners

Announced capital return

•	Our financial strength, supported by $80 million of cash[2] and an attractive cash flow profile, allows us to return capital to our stockholders in the form of a share buyback
•	$100 Million Share Buyback Authorization allows us to repurchase Green Dot shares when the market creates opportunities
1 Please see Appendix A for a reconciliation of GAAP to Non-GAAP Measures
2 $80 million of cash at the holding company as of December 31, 2021

Our director nominees
See “Proposal No. 1 - Election of Directors” for more information.
The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name and Occupation	Age	Director Since	Independent	Other Public Boards	Committee Memberships
					AC	CC	NGC	RC
Director Nominees
J. Chris Brewster Former CFO, Cardtronics, Inc.	72	2016	Yes	—
					C			M
					F
Glinda Bridgforth Hodges Former President of Bridgforth Financial & Associates, LLC	69	2014	Yes	—
							C

Rajeev V. Date Managing Partner, Fenway Summer LLC	50	2016	Yes	—
					M			C

Saturnino “Nino” Fanlo Former CFO and COO, Human Longevity, Inc.	61	2016	Yes	—
					M	M
					F
Peter Feld+ Managing Member and Head of Research, Starboard Value LP	43	2022	Yes	2

George Gresham CFO and COO	55	2021	No	—

Dan R. Henry President and CEO	56	2020	No	1

William I Jacobs* Former Chairman and Current Board Member, Global Payments, Inc.	80	2016	Yes	2
						M		M

Jeffrey B. Osher Founder, No Street Capital	45	2020	Yes	1
							M

Ellen Richey Former Vice Chairman - Risk and Public Policy, Visa Inc.	73	2020	Yes	2
								M

George T. Shaheen Former Chairman and Current Board Member, Korn/Ferry International	77	2013	Yes	3
					M	C	M

_____________
AC:      Audit Committee
CC:     Compensation Committee
NGC:     Nominating and Corporate Governance Committee
RC:     Risk Committee
+:     Mr. Feld joined the Board on March 11, 2022.

*	Chairperson of the Board	C	Chair	M	Member	F	Financial expert

Board Nominee Tenure

0 - 5 Years:	6 - 8 Years:	8+ Years:	Average tenure of all director nominees: 3.6 years
82%	18%	0%

Board Nominee Profile

Board Refreshment

Executive compensation highlights See “Proposal No. 3 - Advisory Vote to Approve Executive Compensation” and “Executive Compensation” for more information.
New Leadership in 2021
In October 2021, the Board appointed George Gresham to serve as Chief Finance and Operating Officer (CFO/COO) after an extensive search and interview process. Amit Parikh was appointed as Executive Vice President of Banking Platform Services in March 2021.
Pay for Performance Alignment
CEO Compensation (Dan R. Henry)
We believe our CEO’s compensation is highly aligned with stockholder interests. As noted below, though our stock price is up slightly during our CEO’s tenure (since March 2020), his realizable pay is materially below his targeted value. The most significant decrease from the targeted value relates to Mr. Henry’s 2020 stock options. None of these stock options have been exercised and their realizable value only approaches their targeted value at stock prices significantly above our current stock price. Further, all RSUs granted in 2021 are materially below their grant value. Therefore, our CEO remains highly motivated to increase our stock price and his interests are aligned with stockholder objectives.
1 See Appendix B for an explanation as to how these amounts were calculated.
CFO/COO New Hire Stock Price PRSUs
We believe that our CFO/COO’s stock price PRSU grants are appropriately rigorous as the stock price targets were set significantly higher than our stock price on the grant date of $43.75. The hurdles below represent growth rates of 49%, 71% and 117% from the stock price on the date of the grant and must be achieved within three years of the grant date.

Tranche	Stock Price Hurdle (Must be achieved within the first 3 years)	Percentage Vested [1]
Tranche 1: 33 1/3% of PRSUs	$65	0%
Tranche 2: 33 1/3% of PRSUs	$75	0%
Tranche 3: 33 1/3% of PRSUs	$95	0%
1 PRSUs are also subject to three-year service vesting requirement.
2021 PRSUs (PRSUs subject to 2021 EPS Goal)

2021 Non-GAAP EPS Goal			Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2021 Results
$1.97	$2.15	$2.60	$2.21
		Payout[1]	114%[1]
1 75% of the PRSUs continue to vest based on service requirements.
2021 Executive Officer Incentive Bonus Plan

Primary Goal: 2021 Non-GAAP Adjusted EBITDA (50% Weighting) (in millions)			Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2021 Results
$204	$217	$250	$217 or 100% of target performance
Threshold Goal			Results
3.85M average monthly active accounts in Q4 of 2021			3.60M or 94% of target
		Payout[1]	80% for CEO/94% for Other NEOs
1 The Compensation Committee exercised its discretion to payout 80% of Mr. Henry’s target annual incentive opportunity and 94% of the target annual incentive opportunity for NEOs other than Mr. Gresham as explained further below. Mr. Gresham was entitled to 100% of his target annual incentive opportunity under his employment agreement.

Listening to Our Stockholders
Who We Engaged With. We engaged with stockholders representing approximately 56% of our outstanding shares after reaching out to stockholders representing approximately 61% of our outstanding shares.
What Our Stockholders Said. Our stockholders were primarily concerned with the design of the new hire performance-based stock option award that was made to Mr. Henry as well as the design of our annual PRSU program.
What We Are Doing in Response. In addition to our previous commitment to not make equity grants to our NEOs in 2022, we are committed to making the following changes to our compensation program going forward, which go beyond addressing the concerns that were raised by our stockholders:
•No one-time equity awards or discretionary bonuses. No one-time equity award grants or discretionary bonuses to executive officers outside of our normal executive compensation incentive programs, except in the context of new hires and promotions.
•Incorporate 3-year performance period and relative TSR performance metric into our long-term incentive grants for 2023.
•Significant majority of CEO and CFO/COO’s equity awards will continue to be performance-based. We will continue to grant 75% of our current CEO and CFO/COO’s long-term equity incentive target awards in the form of performance-based awards.
•No upward adjustments to annual short-term incentive plan bonus payouts.
•Negative discretion to reduce annual incentives based on individual performance. We have revised our 2022 program to allow for the ability to reduce (but not increase) payouts based on individual performance objectives, subject to the achievement of corporate financial objectives.

Sound program design

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and company performance and alignment with the long-term interests of our stockholders. We achieve our objectives through compensation that:

Provides a competitive target total direct pay opportunity
Consists primarily of performance-based and/or at risk compensation
Provides annual short-term and long-term incentive opportunities that are 100% performance-based and/or at risk
Enhances retention through multi-year vesting of stock awards
Does not encourage unnecessary and excessive risk taking

Best practices in executive compensation

Our leading practices include:
A claw-back policy
An executive stock ownership policy
A policy prohibiting pledging and hedging ownership of Green Dot stock
Seeking feedback on executive compensation through stockholder engagement
No discretionary bonuses or guaranteed payout levels
No tax gross-ups and perquisites
No single trigger change in control benefits
No executive-only retirement programs
No excessive cash severance

GREEN DOT CORPORATION
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PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2022
________________
April 8, 2022
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Green Dot Corporation for use at Green Dot’s 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting" or “meeting”) to be held on May 19, 2022 at 9:00 a.m. Central Time at the Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701, and any adjournment or postponement thereof. References in the proxy statement for the Annual Meeting, or the Proxy Statement, to “we,” “us,” “our,” the “company” or “Green Dot” refer to Green Dot Corporation.
Internet Availability of Proxy Materials
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. On or about April 8, 2022, we expect to send our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail. If you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Questions and Answers About the Meeting
Who can vote their shares and attend the 2022 Annual Meeting?
Stockholders as of the record date for the meeting, March 29, 2022, are entitled to vote their shares and attend the meeting. At the close of business on the record date, there were 54,293,477 shares of Green Dot Class A common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 29, 2022, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by telephone or through the internet, or if you request or receive paper proxy materials by mail, by filling out and returning a proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If on March 29, 2022, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not attend or vote your shares at the meeting unless you request and obtain a legal proxy giving you the right to vote the shares at the meeting from the organization that holds your shares.
What is the purpose of the meeting?
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will be available to respond to questions from stockholders.
What proposals are scheduled to be voted on at the meeting?
Stockholders will be asked to vote on three proposals. The proposals are:
1.To elect the 11 nominees named in this proxy statement to the Board;

2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and
3.To vote on a non-binding advisory resolution to approve executive compensation.
Could matters other than Proposal Nos. 1-3 be decided at the meeting?
Our bylaws require that we receive advance notice of any proposal to be brought before the meeting by stockholders of Green Dot, and we have not received notice of any such proposals. If any other matter were to come before the meeting, the proxy holders appointed by the Board will have the discretion to vote on those matters for you.
What is the recommendation of the Board of Directors on each of the proposals scheduled to be voted on at the meeting?
The Board recommends that you vote FOR each of the nominees named in this proxy statement (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Proposal No. 2) and FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3).
How do I vote?
You may vote in person, by mail or follow any alternative voting procedure (such as telephone or internet voting) described on your proxy card or your voting instruction card. To use an alternative voting procedure, follow the instructions on each proxy card or your voting instruction card that you receive. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote before the 2022 Annual Meeting:
•by telephone or through the internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or
•vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person.
Votes submitted by telephone or through the internet must be received by 11:59 p.m. Eastern Time, on May 18, 2022. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the 2022 Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee regarding how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee as directed by your nominee. To vote at the 2022 Annual Meeting, you must obtain a legal proxy from your nominee. Whether or not you plan to attend the meeting, we urge you to vote your voting instruction card to ensure that your vote is counted.
How do I vote by internet or telephone?
If you wish to vote by internet or telephone, you may do so by following the voting instructions included on your Notice of Internet Availability or proxy card. Please have each Notice of Internet Availability or proxy card you received in hand when you vote over the internet or by telephone as you will need information specified in those documents to submit your vote. The giving of such a telephonic or internet proxy will not affect your right to vote in person (as detailed above) should you decide to attend the 2022 Annual Meeting.
The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
What shares can I vote?
Each share of Green Dot Class A common stock issued and outstanding as of the close of business on March 29, 2022 is entitled to vote on all items being voted on at the meeting. You may vote all shares owned by you as of March 29, 2022, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

How many votes am I entitled to per share?
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of March 29, 2022.
What is the quorum requirement for the meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present in person and vote at the meeting or if you have properly submitted a proxy. Shares present in person during the 2022 Annual Meeting will be considered shares of Class A common stock represented at the meeting.
How are abstentions and broker non-votes treated and which proposals are considered “routine” or “non-routine”?
Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
A broker non-vote occurs when the beneficial owner of shares fails to provide the broker, bank or other nominee that holds the shares with specific instructions on how to vote on any “non-routine” matters brought to a vote at the stockholders meeting. In this situation, the broker, bank or other nominee will not vote on the “non-routine” matter. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
Note that if you are a beneficial holder, brokers and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (Proposal No. 2). A broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include all proposals other than Proposal No. 2, including the election of directors. Accordingly, we encourage you to provide voting instructions to your broker or other nominee whether or not you plan to attend the meeting.
What is the vote required for each proposal?
The votes required to approve each proposal are as follows:
•Proposal No. 1. Each director nominee must be elected by a majority of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the meeting casting their votes “FOR” a director must exceed the number of votes “AGAINST” a director.
•Proposal Nos. 2 and 3. Approval of each of Proposal Nos. 2 and 3 will be obtained if a majority of the votes cast are “FOR” the proposal.
What if I return a proxy card but do not make specific choices?
If you return a validly executed proxy card but do not indicate your voting preferences, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement for which no instruction was provided and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you hold your shares in street name and do not indicate to your broker or other nominee your voting preferences, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.
Who is soliciting my proxy and paying for this proxy solicitation?
The expenses of soliciting proxies will be paid by Green Dot. Following the original mailing of the soliciting materials, Green Dot and its agents may solicit proxies by mail, electronic mail, telephone, facsimile or by other similar means. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Green Dot will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Green Dot, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.
What does it mean if I receive more than one proxy card or Notice of Internet Availability?
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. For example, you may own some shares directly as a stockholder of record and other shares through a brokerage firm, or you may own shares through more than one brokerage firm. In these situations, you may receive multiple sets of proxy materials. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
How can I change my vote after submitting my proxy?
A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
•delivering to the Corporate Secretary of Green Dot a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again by telephone or through the internet; or
•attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Only the latest-dated validly executed proxy that you submit will be counted.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to:
•view our proxy materials for the meeting through the internet; and
•instruct us to send our future proxy materials to you electronically by email.
If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Will you make a list of the stockholders of record entitled to vote at the 2022 Annual Meeting available through electronic means?
We will make available an electronic list of stockholders of record as of the record date for inspection by stockholders from May 9, 2022 through May 18, 2022. To access the electronic list during this time, please send your request, along with proof of ownership, by email to IR@greendot.com. You will receive confirmation of your request and instructions on how to view the electronic list. The list will also be available to stockholders at the 2022 Annual Meeting.
Where can I find the voting results?
The results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
Green Dot is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of our company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.greendot.com, by clicking on “Corporate Governance Guidelines,” under “Governance.” Our Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines at least annually and recommends changes to our Board, as warranted.
Board Leadership Structure
Our Board retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer or an independent director should serve as Chairperson of the Board. This flexibility permits our Board to organize its functions and conduct its business in a manner it deems most effective under then-prevailing circumstances.
During those periods in which the positions of Chairperson and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. Currently, the roles of Chief Executive Officer and Chairperson of the Board are separate. William I Jacobs, one of our independent directors, has served as non-executive Chairperson of the Board since June 2016 (other than during the period from January 2020 to the end of March 2020 when he served as interim Chief Executive Officer while also serving as Chairperson of the Board, and George T. Shaheen served as Lead Independent Director). The Board believes that having an independent director serve as the non-executive Chairperson of the Board is the appropriate leadership structure for our company at this time because it allows our Chief Executive Officer to focus on executing our company’s strategic plan and managing our company’s operations and performance, while allowing the Chairperson of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.
Our Board of Directors' Role in Risk Oversight
Our Board, as a whole, has responsibility for risk oversight, although the Risk Committee and, to a lesser extent, other committees of our Board, oversee and review risk areas for our company and its subsidiary bank. In connection with strengthening our enterprise risk management process, our Board established the Risk Committee to provide greater oversight of this function. The risk oversight responsibility of our Board and its committees is supported by our management reporting processes, which are designed to provide our Board with information regarding the identification, assessment and management of critical risks and management’s risk mitigation strategies. The Board and its committees' areas of focus when conducting risk assessments include, but are not limited to, strategic, economic, operational (including cybersecurity), financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.
Our Audit Committee meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The Audit Committee discusses with management and our independent registered public accounting firm our guidelines and policies to govern the process by which management assesses and manages our company’s exposure to risk. The Audit Committee also discusses our major financial risk exposures and the steps management has taken to limit, monitor and control such exposures. Additionally, the Audit Committee oversees our internal audit function. The Risk Committee also reviews strategic, financial, information security, compliance and other execution risks and exposures, as well as regulatory exposures and other current matters that may present material risk to our company. Additionally, the Risk Committee oversees our Corporate Risk function. The Risk Committee receives periodic reports from our Chief Risk Officer and Chief Compliance Officer on our enterprise risk management program. The Compensation Committee reviews risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans. The Nominating and Corporate Governance Committee reviews risks and exposures relating to significant legal compliance risks and monitors the steps management has to mitigate these exposures.
Environmental, Social and Governance Matters
ESG Oversight
We are committed to making modern banking and money movement accessible for all, and we believe that managing our business in a sustainable manner is an important part of this goal. At the board level, our Nominating and Corporate Governance Committee oversees our Environmental, Social and Governance (“ESG”) programs, policies and practices. The Nominating and Corporate Governance Committee’s duties in this regard include reviewing and evaluating the company’s programs, policies and practices relating to ESG issues and related disclosures and recommending to the Board the company’s overall strategy with respect to ESG matters. In 2022, we continued to advance our ESG strategy by establishing a management-level ESG Steering Committee (the "ESG Steering Committee"). The purpose of the ESG Steering Committee is to assist the Nominating and Corporate Governance Committee in fulfilling its oversight responsibilities with respect to ESG matters, including by reviewing and approving programs, policies and practices relating to ESG issues and overseeing and monitoring the implementation of our ESG program. We intend to continue to examine the ESG topics that are most relevant for our business and stakeholders as we further develop and advance our ESG strategy. We believe this approach to ESG management helps to enable us to create value for both our stockholders and our other stakeholders, including our customers, partners, employees and communities. We will strive to provide transparent disclosures on the progress of this work.
Human Capital Management
We address employee engagement through three foundational areas: recruiting and retaining a talented workforce, soliciting and addressing employee feedback, and frequent management outreach to ensure commitment, engagement, continuous learning and skills development.
Talent Acquisition and Retention
We strive to maintain a workforce that is representative of the industry we serve, comprised of highly technical individuals, who enjoy pushing the boundaries of what is possible and are individually innovative. We work to retain employees in a number of ways, including having strong leadership and management, providing the opportunity to learn new skills and advance careers, having strong technology, customer relationships and business, along with providing competitive and equitable total rewards.
To ensure a compelling total rewards philosophy and practice, we have practices in place, which aim to deliver fair and equitable compensation for employees based on their contribution and performance. We benchmark for market practices, and regularly review our compensation against the market to ensure it remains competitive. We also offer a comprehensive and tailored set of benefits for employees and their families, providing protection from unexpected losses or medical expenses. Our benefits programs are tailored to the various geographies in which we operate, and include a variety of competitive health plans, dependent care flexible spending accounts, a 401(k) plan with a company match and auto-enrollment, an employee stock purchase plan and an employee assistance program. We have recently expanded our benefits to include enhanced leave offerings, flexible work arrangements with our remote work model, and added virtual primary care including mental health services.
Employee Feedback
We believe in continual improvement and use employee feedback to drive and improve processes that support our customers and ensure a deep understanding of our culture and vision among our employees. We embrace an open-door policy where collaboration between all levels of team members and across multiple departments is encouraged and celebrated. We use engagement surveys to track and enhance employee sentiment, satisfaction, and engagement; identify opportunities to instill our mission, vision, values, and business objectives throughout the organization; and build a performance-driven culture in a continually evolving remote and virtual environment. In addition, during 2021, we conducted several surveys to understand our employees’ well-being during the COVID-19 pandemic and to more effectively guide our response.
We also believe that ongoing performance feedback encourages greater engagement in our business and improved individual performance. We utilize an annual survey to solicit feedback from employees at all levels of the organization about members of Green Dot’s senior leadership up to and including the CEO.
Empowering Our Workforce
Over the past year, to support our remote workforce, we introduced an online learning platform to ensure that our employees can continue to learn and develop. Our management training is designed to increase capability in the areas of communication, engagement, coaching, inclusion and diversity, hiring and on-boarding, business skills and ensuring an ethical and supportive work environment free from bias and harassment. As employees advance in their careers, our training framework builds new capabilities on established foundational skills. Our regions and business teams also customize development programs for their specific needs.

Diversity, Equity, and Inclusion (“DEI”)
We believe that a diverse, equitable and inclusive working environment helps to drive Green Dot’s mission forward and provides our workforce with the best opportunities for success. As a company, we are committed to improving representation and inclusion for employees across all levels of the organization. We are conducting a DEI analysis of our workforce in 2022, and are actively working to further enhance recruitment strategies in support of our DEI initiatives.
Social Impact
As part of our commitment to making modern banking and money movement accessible for all, we are investing in a research initiative led by the nonprofit Commonwealth aimed at addressing the financial insecurity of the fast-growing non-traditional workforce. The research, in collaboration with 1099 payroll platform Gig Wage, will test what types of financial products best support non-traditional “gig” workers, and what tools and resources can have the greatest impact on income sufficiency and stability in their lives. The income volatility faced by gig workers, which has become even more pronounced during the COVID-19 pandemic, has revealed unique financial challenges that disproportionately affect lower-income Black, Latinx and female gig workers. Commonwealth’s research will study the effectiveness of strategies to bolster income for these workers – including cash grants, loans, wage access and wage supplements – and reduce the negative consequences of income volatility. The project is designed to uncover tools that can be implemented at scale to positively impact the financial security and inclusion of gig workers.
COVID-19 Response
In connection with the continuing COVID-19 pandemic, the Board together with management has overseen our efforts to mitigate financial and human capital management risk exposures associated with the pandemic.
Throughout the COVID-19 pandemic, our primary focus has been on the safety and well-being of our employees and their families. In response to the ongoing pandemic and after assessing our business, we have shifted to a remote workforce strategy for most of our U.S. personnel. We have made significant efforts to comply with local health and safety guidelines. To reinforce a deep connection and establish clear direction with our employees, we continue to provide regular leadership updates and management outreach. As the pandemic continues, the health and well-being of our workforce remains our top priority while we ensure productivity while working from home.
The duration and magnitude of the continuing effects of COVID-19 remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs and mandates, and the type of stimulus measures and other policy responses that the U.S. government may further adopt, if any.
While we experienced periodic disruptions in staffing levels at our third-party call centers across the globe during 2021, staffing issues have been resolved and we continue to monitor the situation, as we evaluate future operating plans. During the course of the pandemic, we have continued to provide much needed banking services to our customers.
Independence of Directors
Our Board determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange, or NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.
Applying these standards, the board annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the absence of any current employment relationships between the company and our directors or their families (except in the case of Dan R. Henry, our current President and Chief Executive Officer, and George Gresham, our Chief Financial Officer and Chief Operating Officer); the absence of any of the other specific relationships that would preclude a determination of independence under the rules of the NYSE; the absence of transactions with non-employee directors and members of their families that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and the absence of any other material relationships between the non-employee directors and Green Dot.

Based upon this review, our Board has determined that the following persons who served as directors in 2021 and current directors were or are independent as determined under the rules of the NYSE:
•Kenneth C. Aldrich
•J. Chris Brewster
•Glinda Bridgforth Hodges
•Rajeev V. Date
•Saturnino Fanlo
•Peter Feld
•William I Jacobs
•Jeffrey B. Osher
•Ellen Richey
•George T. Shaheen
All members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Green Dot or any of its subsidiaries other than their directors’ compensation. No member of any committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Green Dot or any of its subsidiaries. Our Board has determined that all members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee are independent, and all members of our Audit Committee satisfy the relevant SEC additional independence requirements for the members of such committee.
Committees of Our Board of Directors
Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Each of these committees has a written charter approved by our Board. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Green Dot Corporation, 114 W 7th Street, Suite 240, Austin, Texas 78701, Attn: Corporate Secretary or by clicking on “Governance” in the investor relations section of our website, http://ir.greendot.com. Members serve on these committees until their resignation or until otherwise determined by our Board.
Audit Committee
Our Audit Committee is comprised of Mr. Brewster, who is the chair of the Audit Committee, and Messrs. Date, Fanlo and Shaheen. The composition of our Audit Committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board has determined that Mr. Brewster is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K based on his experience as Chief Financial Officer of various companies and Mr. Fanlo is an Audit Committee financial expert based on his experience as Chief Financial Officer of various companies and extensive experience in financial services and capital markets.
Pursuant to its charter, our Audit Committee, among other things:
•appoints our independent auditors;
•approves the audit and non-audit services to be performed by our independent auditors;
•assesses the qualifications, performance and independence of our independent auditors;
•monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•reviews the integrity, adequacy and effectiveness of our accounting and financial reporting processes and the adequacy and effectiveness of our systems of internal control;
•discusses the results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results; and
•prepares the Audit Committee report that the SEC requires in our annual proxy statement.

Compensation Committee
Our Compensation Committee is comprised of Mr. Shaheen, who is the chair of the Compensation Committee, and Messrs. Fanlo and Jacobs. The composition of our Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations.
Pursuant to its charter, our Compensation Committee, among other things:
•reviews, approves and makes recommendations to our Board (as our Compensation Committee deems appropriate) regarding the compensation of our executive officers;
•administers and interprets our stock and equity incentive plans;
•reviews, approves and makes recommendations to our Board (as our Compensation Committee deems appropriate) with respect to equity and non-equity incentive compensation plans; and
•establishes and reviews general strategies relating to compensation and benefits of our employees.
From time to time, in accordance with the provisions of its charter, our Compensation Committee reviews and makes recommendations to the Board regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in “Executive Compensation — Compensation Discussion and Analysis” below. Our Compensation Committee periodically reviews the market practice for non-employee director compensation at companies in our peer group in consultation with its independent compensation consultant.
Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Our Compensation Committee oversees the engagement of its independent compensation consultant and any other consultants it engages in addition to or in replacement of its independent consultant. The independent compensation consultant selected by our Compensation Committee works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will not undertake projects for management without our Compensation Committee’s approval. Our Compensation Committee selected Mercer, LLC (“Mercer”) as its independent compensation consultant to provide advice and ongoing recommendations on executive compensation matters for 2021 as described in more detail under “Compensation Discussion and Analysis - Role of Consultant”. During 2021, Mercer also provided non-executive compensation services to the company. They included serving as investment advisor to our 401(k) plan, and consulting on, and serving as the broker for, our employee health plans. The decision to engage Mercer for these non-executive compensation services was made by management; however, all such services were ultimately approved by the Compensation Committee. The total fees we incurred for executive compensation consulting in 2021 was $364,076. The total fees incurred for the non-executive compensation services was $622,551. No individual consultant or personnel who provided executive compensation services received any additional compensation as a result of Mercer providing these other services. In the process of selecting Mercer as its compensation consultant, our Compensation Committee considered Mercer’s independence by taking into account the factors prescribed by the NYSE listing rules. Based on this evaluation, the Committee determined that no conflict of interest existed with respect to Mercer.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Ms. Bridgforth Hodges, who is the chair of the Nominating and Corporate Governance Committee, and Messrs. Osher and Shaheen. Mr. Osher joined the Nominating and Corporate Governance Committee in April 2020. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations.
Pursuant to its charter, our Nominating and Corporate Governance Committee, among other things:
•identifies, evaluates and recommends nominees and considers and evaluates stockholder nominees for election to our Board and its committees;
•oversees the evaluation of the performance of our Board and its committees and of individual directors;
•considers and makes recommendations to our Board regarding the composition of our Board and its committees;
•reviews our legal compliance policies;
•reviews and evaluates the Company’s programs, policies and practices relating to ESG issues and related disclosures and recommend to the Board the Company’s overall strategy with respect to ESG matters; and

•makes recommendations to our Board concerning our corporate governance guidelines and other corporate governance matters.
Risk Committee
Our Risk Committee is comprised of Mr. Date, who is the chair of the Risk Committee and Messrs. Brewster and Jacobs and Ms. Richey. The composition of our Risk Committee meets the requirements for independence under current NYSE and SEC rules and regulations.
Pursuant to its charter, our Risk Committee, among other things:
•approves and periodically reviews the risk management framework for our company;
•oversees and receives reports on the operation of our enterprise-wide risk management framework and Corporate Risk function;
•reviews and discusses the key risk types facing our company;
•annually reviews and recommends to our Board the articulation and establishment of our company’s risk appetite; and
•reviews and receives regular reports from the Chief Risk and Compliance Officer and other members of management regarding management’s assessment of the effectiveness of our enterprise-wide risk program.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairperson of the Board serves as the presiding director at these meetings when the Chairperson is a non-employee director. When the Chairperson of the Board is an employee, the Lead Independent Director will serve as the presiding director at these meetings.
Board and Committee Meetings and Attendance
The Board and its committees meet throughout the year on a set schedule and hold special meetings and act by written consent from time to time. During 2021, the Board met 10 times, including telephonic meetings, the Audit Committee held 7 meetings, the Risk Committee held 4 meetings, the Compensation Committee held 6 meetings and the Nominating and Corporate Governance Committee held 3 meetings. During 2021, all of our directors attended more than 94% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (during the period which such director served).
Board Attendance at Annual Stockholders' Meeting
Our policy is to invite and encourage each member of our Board to be present at our annual meetings of stockholders. All 9 of our directors who were nominated for re-election attended the 2021 Annual Meeting of Stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board, non-employee members of our Board as a group, a committee of the Board or a specific member of our Board (including our Lead Independent Director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of the Board consistent with a screening policy providing that unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board.
The address for these communications is: Corporate Secretary, Green Dot Corporation, 114 W 7th Street, Suite 240, Austin, Texas 78701.
Proxy Access
Our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years a number of shares of our Class A common stock that constitutes at least 3% of our outstanding shares of Class A common stock, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. The Bylaws specifically allow funds under common management to be treated as a single stockholder, and permit share lending with a five-day recall. The Bylaws do not contain any post-meeting holding requirements, do not have any limits on resubmission of failed nominees, and do not contain restrictions on third-party compensation.
Listening to Our Stockholders
We are committed to ongoing engagement with our stockholders to gain valuable insight into the issues that matter most to them and to enable our company to address them effectively. In response to the results of our 2021 say-on-pay vote, our Compensation Committee Chair and members of senior management engaged with institutional stockholders representing approximately 56% of our outstanding shares after initially reaching out to stockholders representing approximately 61% of our outstanding shares. A discussion of the stockholder feedback they received, and the Compensation Committee’s response is included in the Compensation Discussion & Analysis below.
Code of Business Conduct and Ethics
We have adopted codes of business conduct and ethics that, on a combined basis, apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics are posted on the Investor Relations section of our website located at http://ir.greendot.com, by clicking on “Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.
Information Security Program
The Green Dot Information Security Program applies to all our business operations and activities as well as those of our subsidiaries and seeks to:
•Ensure the security, confidentiality, and integrity of Green Dot’s information assets, including customer information, and to ensure the proper disposal of customer and consumer information;
•Protect all electronic information systems maintained by Green Dot and/or connected to Green Dot’s network against any anticipated threats or hazards to the security or integrity of the systems;
•Promote and achieve a strong culture of safeguarding customer information throughout Green Dot by implementing a training program for employees and senior management so they have a working knowledge of the Green Dot policies associated with their responsibilities; and
•Ensure adequate senior management and Board oversight of Green Dot’s Information Security Program.
Governance, Roles and Responsibilities
Our Chief Information Security Officer (“CISO”) is responsible for maintaining and implementing the Information Security Program. The CISO and his staff are also tasked with establishing and maintaining adequate IT standards, system architecture standards, and internal controls. The Risk Committee oversees our Information Security Program and reviews and approves the program no less than annually. The Risk Committee works with our CISO to help validate that our technology direction is consistent with business objectives and that IT resources are used in an effective, efficient and risk appropriate manner. As discussed above, our Risk Committee is comprised entirely of independent directors, and Mr. Brewster and Ms. Richey have significant work experience related to information security issues and oversight.
The CISO reports to the Risk Committee quarterly on the overall status of the Information Security Program and Green Dot’s compliance with the program. At least annually, the CISO reviews the Information Security Program and any related policies and procedures and recommends any necessary changes. This review includes consideration of applicable law, feedback on the effectiveness of the program, and any supervisory or Internal Audit input. Any substantive changes to the program are recommended by the CISO to the Risk Committee.
The Risk Committee regularly briefs the full Board on these matters, and the Board receives regular updates on the status of the Information Security Program, including but not limited relevant cyber threats, roadmap and key initiative updates, and the management of information security risk.
Risk Identification and Assessment
Our information security department routinely identifies foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or destruction of customer information or customer information systems. The CISO establishes specific procedures to assess the likelihood and potential damage of these threats, taking into consideration the sensitivity of customer, employee and business information and the adequacy of policies, procedures, information systems and other arrangements to control risk. Risk identification and assessment procedures address risks inherent in Green Dot’s operations, including the operations of Green Dot’s service providers, as well as risks arising from proposed changes to Green Dot’s operations.
Our information security department performs a risk assessment no less than annually, evaluating all information systems and identifying and assessing the risks to Green Dot’s assets and the impact these risks pose to Green Dot. Our information security department identifies information and the information systems to be protected including electronic and physical systems used to access, store, and transmit information. The risk assessment may be updated upon the acquisition of a new information system or the identification of a previously unidentified security risk. Based on the risk assessment(s) results, the program is evaluated to ensure it addresses the identified risks commensurate with information sensitivity as well as the complexity and scope of Green Dot’s activities. Risk assessments are presented to the Risk Committee for review.
Information Security Risk Insurance
Green Dot maintains information security risk insurance coverage to help defray the costs of an information security breach. This policy is currently active and is reviewed at least annually to ensure the amount of coverage we carry meets or exceeds our peer group. In the last three years, we have not experienced any incidences of information security breach, nor have we incurred any expenses, penalties or settlements as a result.
Service Provider Arrangements
Our Vendor Management Program is designed to ensure that sourcing decisions are made after evaluating the risks and performing robust due diligence. Our vendor management department works with internal business owners and third-party service providers to identify the access that a service provider may have to our systems and data and then collects the necessary documentation to obtain reasonable assurance of appropriate service provider controls. This documentation is provided to our information security department prior to engagement with the service provider, and their approval is required prior to vendor onboarding and, using a risk-based approach, annually thereafter.
Training
The CISO, the Chief Compliance Officer and the Director of Human Resources develop annual training related to information security and the effective use of Green Dot’s information systems. New employees and contractors are required to attend information security training as part of their orientation, acknowledging in writing that they have read and understand our Information Security Policy. All employees are required annually to take information security training and annually acknowledge that they have read and understand the Information Security Policy. Training awareness topics include authentication procedures, email security precautions, phishing awareness and regulatory and policy compliance. Training completion is tracked and reported on by the Compliance department.
The information security department is staffed with a qualified, technical team of engineers. Priority is given to scheduling training for the team throughout the year. All members of the security response team and those with security breach responsibilities are trained to ensure they are aware and capable of their responsibilities.
PCI Compliance
Green Dot is a Level 1 Service Provider. The designation “Level 1 Service Provider” is reserved for large volume organizations like Green Dot that must pass annual independent on-site security audits that apply to the entire company. Such audits are performed by qualified security assessors that have been qualified by the PCI Security Standards Council and are intended to validate compliance and promote adherence to the PCI information security standards. The company is additionally externally audited to ensure SOC 2 compliance. These audits are conducted annually against multiple trust service principles.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board are selected by our Board based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our certificate of incorporation and bylaws and our corporate governance guidelines. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Pursuant to the proxy access provisions of our Bylaws, an eligible stockholder or group of up to 20 stockholders may nominate one or more director candidates to be included in our proxy materials for our next annual meeting of stockholders. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing at the following address: Corporate Secretary, Green Dot Corporation, 114 W 7th Street, Suite 240, Austin, Texas 78701, with a copy to Green Dot Corporation, Attn: General Counsel at the same address. When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required by our Bylaws.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board, including the deadlines for submitting a nominee for inclusion in our proxy materials for our next annual meeting of stockholders pursuant to the proxy access provisions of our Bylaws, is set forth below under “Additional Information - Stockholder Proposals to be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing an experienced and highly-qualified Board, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board the desired qualifications, expertise and characteristics of members of our Board, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the Board and any specific qualities or skills that the committee believes are necessary for one or more of the members of the Board to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board from time to time, our Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines and charters of the Board’ committees. In addition, neither the Board nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors, including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience and knowledge about our business or industry and willingness and ability to devote adequate time and effort to responsibilities of the Board in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote Board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board’s overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, qualities and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of 11 directors, all of whom are nominated and standing for election at the 2022 Annual Meeting.
At the recommendation of our Nominating and Corporate Governance Committee, our Board proposes that the nominees named below be elected as directors for a one-year term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.
George Gresham was recommended by the Nominating and Corporate Governance Committee in connection with his appointment as our new Chief Financial Officer and Chief Operating Officer. Peter Feld was recommended by our Board after it received recommendations from Starboard Value LP, one of our principal stockholders.
Information regarding the tenure, board profile and refreshment of our director nominees is set forth in the charts below.
Board Nominee Tenure

0 - 5 Years:	6 - 8 Years:	8+ Years:	Average tenure of all director nominees: 3.6 years
82%	18%	0%

Board Nominee Profile

Board Refreshment

Biographical information for each of the nominees is set forth below. We have highlighted in that section the specific experience, qualifications and skills that led the Board to conclude that each individual should continue to serve as a director of Green Dot.
Nominees to the Board of Directors
The nominees, and his or her age, occupation and length of board service as of March 29, 2022, are provided in the table below. Additional biographical descriptions of the nominees are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
J. Chris Brewster (1)(2)	72	Former Chief Financial Officer, Cardtronics, Inc.	April 2016
Glinda Bridgforth Hodges (3)	69	Former President of Bridgforth Financial & Associates, LLC	December 2014
Rajeev V. Date (1)(2)	50	Managing Partner, Fenway Summer LLC	April 2016
Saturnino Fanlo (1)(4)	61	Former Chief Financial Officer and Chief Operating Officer, Human Longevity, Inc.	May 2016
Peter Feld	43	Managing Member and Head of Research, Starboard Value LP	March 2022
George Gresham	55	Chief Finance and Operating Officer, Green Dot Corporation	October 2021
Dan R. Henry	56	President and Chief Executive Officer, Green Dot Corporation	March 2020
William I Jacobs* (2)(4)	80	Former Chairman and Current Board Member, Global Payments, Inc.	April 2016
Jeffrey B. Osher (3)	45	Founder, No Street Capital	March 2020
Ellen Richey (2)	73	Executive Vice President and Board Member, Green Visor Financial Technology Acquisition Corporation	April 2020
George T. Shaheen (1)(3)(4)	77	Former Chairman and Current Board Member, Korn/Ferry International	September 2013
_____________
*    Chairperson of the Board
(1)Member of the Audit Committee
(2)Member of the Risk Committee
(3)Member of the Nominating and Corporate Governance Committee
(4)Member of the Compensation Committee
J. Chris Brewster served as our interim President from January 2020 to the end of March 2020 and has served on our Board of Directors since April 2016. Prior to that, Mr. Brewster served as Chief Financial Officer of Cardtronics, Inc., a provider of automated consumer financial services through ATMs and other devices, from February 2004 until February 2016, when he transitioned to an executive advisor to that company and then served in that capacity until February 2017. Prior to joining Cardtronics, from September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a publicly traded refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately held internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, Mr. Brewster served as Chief Financial Officer of Sanifill, Inc., a publicly traded environmental services company. From May 1984 to March 1992, Mr. Brewster served as Chief Financial Officer of National Convenience Stores, Inc., a publicly traded operator of 1,100 convenience stores. He has served as Chairman of the Audit Committee of the board of directors of R3, LLC since September 2017, and Chairman of the Audit Committee of the board of directors of HungerRush, LLC since April 2018, both of which are privately held financial technology companies. He has also served as a director for the Houston Area Parkinson Society since January 2015. Mr. Brewster holds a B.S. degree in industrial management from the Massachusetts Institute of Technology and an M.B.A. degree from Harvard Business School. We believe Mr. Brewster should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Financial Officer of various companies, including most recently holding a long tenured CFO position at a company highly correlated with Green Dot’s customer base and business model, and his consumer financial services industry experience more broadly.
Glinda Bridgforth Hodges has served on our Board of Directors since December 2014. She is a former personal finance expert and consultant with over 40 years of experience with financial institutions, the author of consumer financial education books and articles and has appeared on national television and radio shows. Ms. Bridgforth Hodges served as a financial consultant beginning in 1990 when she founded Bridgforth Financial & Associates, LLC, a financial counseling company that specialized in a holistic approach to cash flow and debt management until her retirement in 2020. Since January 2010, Ms. Bridgforth Hodges has served as a member of the board of directors of Green Dot Corporation’s subsidiary bank, Green Dot Bank. Previously, Ms. Bridgforth Hodges served as Assistant Branch Manager at Detroit Bank & Trust (now Comerica Bank) from 1974 to 1976 and in various roles at Wells Fargo Bank from 1976 to 1988, including over seven years as an Assistant Vice President and Branch Manager. Ms. Bridgforth Hodges holds a B.S. in education from Western Michigan University. We believe Ms. Bridgforth Hodges should serve as a member of our Board of Directors based on the perspective she brings as a hands-on personal finance expert and consultant with extensive experience serving low- and moderate-income American families.

Rajeev V. Date has served on our Board of Directors since April 2016 and is the founder of Fenway Summer LLC, an advisory and venture investment firm focused on financial services and has served as Managing Partner of the firm since April 2013. Previously, Mr. Date served in a variety of capacities at the U.S. Consumer Financial Protection Bureau (“CFPB”) and the U.S. Department of the Treasury. Among other roles, Mr. Date served as the first-ever Deputy Director of the CFPB, and also acted as the CFPB’s interim leader for several months. Prior to his public service, Mr. Date was a Managing Director in the Financial Institutions Group at Deutsche Bank Securities. From 2001 to 2007, Mr. Date served in various capacities at Capital One Financial, a bank holding company, including most recently as Senior Vice President for Corporate Strategy and Development. Mr. Date began his career in the financial institutions practice of McKinsey & Company. Mr. Date has served on the boards of directors of Circle Internet Financial, Ltd. since October 2013; College Ave Student Loans LLC since December 2014; and LRI Holdco and its subsidiaries Tilia Inc. and Linden Research Inc. since January 2021. He previously served on the boards of directors of Kensington Vanguard National Land Services, LLC from January 2014 until January 2016; Ethos Lending LLC from January 2013 until February 2016; FS Card Inc. from January 2014 until December 2018; Megalith Financial Acquisition Corp. from August 2018 until January 2021; Prosper Marketplace from July 2013 until March 2021; Grasshopper Bancorp from May 2019 until September 2021; and Better Mortgage Inc from May 2019 until January 2022. Mr. Date holds a B.S. with Highest Honors in Industrial Engineering and Operations Research from the University of California at Berkeley, and a J.D., magna cum laude, from the Harvard Law School. We believe Mr. Date should serve as a member of our Board of Directors based on his extensive experience in the private and public sector, the perspective he brings as both an investor and board member at leading Fintech companies and his understanding of the unique needs of operations and governance at highly regulated bank holding companies.
Saturnino “Nino” Fanlo has served on our Board of Directors since May 2016. Mr. Fanlo previously served as the Chief Financial Officer and Chief Operating Officer of Human Longevity, Inc., a genomic-based, health intelligence company, from June 2017 to June 2018. Prior to joining Human Longevity, Mr. Fanlo served as President and Chief Financial Officer of Social Finance, Inc., a marketplace lender and financial services company, from June 2012 to May 2017. He also served as Chief Operating Officer of that company from December 2013 to August 2015 and as a member of its board of directors from June 2012 to September 2015. Previously, Mr. Fanlo served as Senior Advisor at Golden Gate Capital, a private equity firm, from April 2009 to February 2011; as Chief Executive Officer and a director of KKR Financial Holdings LLC, a subsidiary of KKR & Co. L.P. from 2004 to 2008; as a director of Capmark Financial Group Inc. from 2006 until 2009; as Executive Vice President and Treasurer of Wells Fargo & Company from July 2000 to June 2004; as a founder and, from August 2001 to June 2004, President of Sutter Advisors LLC, a registered investment advisor formed in 2001 and a wholly-owned subsidiary of Wells Fargo; and as Vice President at Goldman Sachs Group, Inc. from 1990 to 1995. Mr. Fanlo also served in investment banking and asset management roles at Credit Suisse Group AG, Metropolitan Life Insurance Company and Australian Capital Equity Pty Ltd. Mr. Fanlo holds a B.A. in economics from Haverford College. We believe Mr. Fanlo should serve as a member of our Board of Directors based on his extensive experience in financial services and capital markets.
Peter Feld has served on our Board of Directors since March 2022. Since April 2011, he has served as the Managing Member, Portfolio Manager and Head of Research at Starboard Value LP. Prior to Starboard Value LP, he served as Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. from November 2008 to April 2011. Prior to that, he served as a director at Ramius LLC from February 2007 to November 2008. Since June 2020, Mr. Feld has served as the Chairman of the board of directors of GCP Applied Technologies, Inc., and since September 2018, he has served on the board of directors of NortonLifeLock, Inc., a cybersecurity software and services company. Mr. Feld previously served on the board of directors of Magellan Health, Inc., a healthcare company, from March 2019 until it was acquired by Centene Corporation in January 2022, AECOM, a multinational infrastructure firm, from November 2019 to June 2020, Marvell Technology Group Ltd., a storage, networking and connectivity semiconductor solutions company, from May 2016 to June 2018, The Brink’s Company, a global leader in security-related services, from January 2016 to November 2017, Insperity, Inc., an industry-leading HR services provider, from March 2015 to June 2017, Darden Restaurants, Inc., a full-service restaurant company, from October 2014 to September 2015, Tessera Technologies, Inc. (n/k/a Xperi Corporation), a leading product and technology licensing company, from June 2013 to April 2014 and Integrated Device Technology, Inc., a company that designs, develops, manufactures and markets a range of semiconductor solutions for the advanced communications, computing and consumer industries, from June 2012 to February 2014. Mr. Feld holds a B.A. in economics from Tufts University. We believe Mr. Feld should serve as a member of our Board of Directors based on his extensive experience serving on boards of companies spanning technology, information security, healthcare, and other consumer and B2B growth sectors.

George Gresham has served as our Chief Finance Officer and Chief Operating Officer and on our Board of Directors since October 2021. From July 2013 to October 2021, Mr. Gresham served as owner and Chief Executive Officer of Granite Reef Advisers, Inc., an advisory firm focused on providing third-party assistance in acquisition target evaluation and execution, and as a director from May 2016 until May 2019. Mr. Gresham previously served on our Board of Directors from May 2016 to May 2019. Mr. Gresham also previously served on the board of directors of EML Payments (EML.AX), an Australian payment solutions provider from April 2020 to August 2021 and on the board of directors and as Chairman of the Audit Committee of BluePay, Inc., a provider of technology-enabled merchant processing services, from July 2013 to November 2017. He also served on the board of directors and as Chairman of the Audit Committee of SterlingBackcheck, Inc. from November 2014 to June 2015; as the Chief Financial Officer and Executive Vice President of NetSpend Holdings, Inc. from May 2010 through June 2013; as Chief Financial Officer and Executive Vice President of Global Cash Access, Inc. from February 2008 to May 2010; as Chief Financial Officer, Chief Administrative Officer and Executive Vice President of eFunds Corporation from May 2002 to October 2007; and in various roles at Deloitte LLP from 1991 to 2002. Since March 2017, Mr. Gresham has served as Co-Founder and Chairman of the board of directors of Dama Technologies. Mr. Gresham holds a B.S. in accountancy from Northern Arizona University and an M.B.A. from the Thunderbird School of Global Management. We believe Mr. Gresham should serve as a member of our Board of Directors based on the perspective and experience that he brings to our Board of Directors as our Chief Financial Officer and Chief Operating Officer and from his extensive financial services experience and his prior experience on our Board of Directors.
Dan R. Henry has served as a director and our President and Chief Executive Officer since March 2020. Prior to joining Green Dot, Mr. Henry co-founded and served as Chairman and Chief Executive Officer of Dama Financial in March 2017, a financial services provider, and continued in that role until March 2020. Mr. Henry continues to serve on the board of Dama Financial. Prior to Dama Financial, Mr. Henry served as the Chief Executive Officer of NetSpend Holdings, Inc., a prepaid debit card provider, from January 2008 to August 2014. Prior to his time at NetSpend Holdings, Inc., Mr. Henry co-founded Euronet Worldwide, Inc., a provider of secure electronic financial transaction processing services, and he served as the President and Chief Operations Officer from May 1996 to December 2006 and as a member of the board of directors until 2008. Since May 2018, Mr. Henry has served as the Chairman of Paysign Inc., a vertically integrated provider of innovative prepaid card programs, digital banking and processing services for corporate, consumer and government application. Mr. Henry also previously served as a director of The Brink’s Company, the global leader in total cash management, route-based secure logistics and payment solutions, from September 2017 to April 2020. Mr. Henry holds a B.S. in business administration with majors in finance, economics and real estate from the University of Missouri-Columbia. We believe Mr. Henry should serve as a member of our Board of Directors based on the perspective and experience that he brings to our Board of Directors as our President and Chief Executive Officer and as a seasoned financial services industry entrepreneur.
William I Jacobs has served as our Chairperson of the Board since June 2016 and served as our interim Chief Executive Officer from January 2020 to the end of March 2020. Mr. Jacobs has served on the boards of directors of Global Payments, Inc., a payment processing services company, since 2001 and of Repay Holdings Corporation, a publicly traded financial technology company, since July 2019. He served as the Chairman of the board of directors of Global Payments, Inc. from June 2014 until September 2019. He also served as Lead Independent Director of that company from 2003 to May 2014 and as one of its business advisors from August 2002 until September 2019. Prior to joining the board of directors of Global Payments in 2001, Mr. Jacobs served as Managing Director and Chief Financial Officer of The New Power Company from 2000 to 2002. From 1995 to 2000, Mr. Jacobs served in various senior roles at MasterCard International. Prior to MasterCard, Mr. Jacobs served as Executive Vice President, Chief Operating Officer of Financial Security Assurance, Inc., from 1984 to 1994. Mr. Jacobs previously served on the board of directors of Asset Acceptance Capital Corp., Investment Technology Group, Inc., and Alpharma, Inc. He holds a B.S. degree in business administration from American University and a J.D. from American University Washington College of Law. We believe Mr. Jacobs should serve as a member of our Board of Directors based on his extensive management experience in the financial services sector, including in finance and operations and his experience as a board member of other public companies, including committee service. In particular, we believe Mr. Jacobs’ experience as a long-serving member on the board of directors of Global Payments, including serving as Chairman during the period of time that company completed one of the largest acquisitions ever in the payments industry, will provide Green Dot with highly relevant and specific expertise in the payments and financial services industries.
Jeffrey B. Osher founded No Street Capital, an investment management firm, in December 2018 and served as an advisor to our Board of Directors from March 2017 until March 2020 when he joined our Board of Directors. Prior to founding No Street Capital, Mr. Osher served as a Portfolio Manager at Harvest Capital Strategies, an SEC-

registered investment advisor, from December 2005 to December 2018 and as its analyst from August 2002 to December 2005. Prior to his tenure at Harvest Capital Strategies, Mr. Osher served as an analyst at The Dowd Company, an investment management company, where he focused on technology and emerging growth companies. Prior to that, Mr. Osher also worked at Montgomery Securities, an investment bank, where he focused on equity research. He has served on the board of directors of The Seal Family Foundation since January 2016 and of Mobile Infrastructure Corp since August 2021. Since August 2021, Mr. Osher has also served as the manager of Color Up, LLC. Mr. Osher holds a B.A. in political science and history from Miami University of Ohio, and he is a chartered financial analyst. We believe Mr. Osher should serve as a member of our Board of Directors based on his extensive experience in financial services and capital markets.
Ellen Richey has served on our Board of Directors since April 2020. Ms. Richey previously served as the Vice Chairman of Risk and Public Policy at Visa Inc., a global payment technology provider, from October 2014 to May 2019 and as its Chief Risk Officer from February 2017 to July 2019. Ms. Richey also concurrently served as Visa's Chief Legal Officer and Chief Enterprise Risk Officer in 2014 and as Visa's Chief Enterprise Risk Officer from October 2007 to December 2013. Prior to that, Ms. Richey served as the Vice Chairman of Risk and Public Policy at Visa Inc., a global payment technology provider, from October 2014 to May 2019 and as its Chief Risk Officer from February 2017 to July 2019. Ms. Richey also concurrently served as Visa’s Chief Legal Officer and Chief Enterprise Risk Officer in 2014 and as Visa’s Chief Enterprise Risk Officer from October 2007 to December 2013. Ms. Richey also served as a member of Visa’s executive committee throughout her tenure with Visa. In those positions, she was responsible for Visa’s risk, audit, compliance, payment system security and public policy teams and was also responsible for Visa’s legal function in 2014. Prior to joining Visa, she worked at Washington Mutual Inc. as senior vice president of enterprise risk management and executive vice president of card services from October 2005 to June 2006. Prior to that, Ms. Richey served as the Vice Chairman of Providian Financial Corporation, where she had responsibility for the enterprise risk management, legal, corporate governance, corporate relations, compliance and audit functions from October 1999 to December 2005. Ms. Richey has also served on the board of directors of Cantaloupe, Inc. (formerly USA Technologies, Inc.) since May 2020 and as executive vice president and as a member of the board of directors of Green Visor Financial Technology Acquisition Corporation I since May 2021. Since April 2018, she has served as the board chair of Girl Scouts of Northern California. Ms. Richey holds a B.A. in linguistics and far eastern languages from Harvard University and a J.D. from Stanford Law School, and she served as a law clerk for Associate Justice Lewis F. Powell, Jr. of the United States Supreme Court from 1979 to 1980. We believe Ms. Richey should serve as a member of our Board of Directors based on her extensive enterprise risk management and public policy experience, and expertise in the payments and financial services industries.
George T. Shaheen has served on our Board of Directors since September 2013, and as our Lead Independent Director from January 2020 to April 2020. Prior to that, Mr. Shaheen was the Chief Executive Officer and Chairman of the board of directors of Entity Labs, a privately held technology company in the data collection, storage and analytics industry from December 2006 until July 2009. Mr. Shaheen was the Chief Executive Officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the Chief Executive Officer and Chairman of the Board of Webvan Group, Inc., an online grocery and delivery service. Previously, he was the Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. Mr. Shaheen has served on the boards of directors of Marcus & Millichap, Inc., a commercial real estate brokerage company, since October 2013, [24]7.ai, a privately held venture backed customer service technology company, since December 2003, NetApp, Inc., an enterprise technology company that provides data storage systems, since June 2004, and Korn/Ferry International, an international executive search and consulting firm, since April 2020 and previously from September 2009 until October 2019. Mr. Shaheen received a B.S. degree in business and M.B.A. degree from Bradley University. We believe Mr. Shaheen should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Executive Officer of various companies and his experience as a board member of other public companies.
There are no familial relationships among our directors and officers.
Director Compensation
Director Compensation Highlights
•Fees for committee service and service on the Board and committees of subsidiary bank to differentiate individual pay based on workload
•Emphasis on equity in the overall compensation mix
•Full-value equity grants under a fixed-value annual grant policy with time-based vesting

•No performance-based equity awards
•A robust stock ownership guideline set at four times the annual cash retainer to support stockholder alignment
•Stockholder approved governance limit of $750,000 on the total value of equity compensation (taken together with any cash fees paid during a calendar year for services as a director) that may be granted to a non-employee director each calendar year
•Policies prohibiting hedging and pledging by our directors
Annual and Meeting Fees. During 2021, our non-employee directors were entitled to receive the following annualized cash compensation. We pay the annual retainer fee and any additional annual fees to each director in equal quarterly installments.
•$70,000 annual cash retainer
•$30,000 annual fee for chairing our Audit Committee and $12,500 for serving as a non-chair member of our Audit Committee
•$25,000 annual fee for chairing our Compensation Committee and $10,000 for serving as a non-chair member of our Compensation Committee
•$25,000 annual fee for chairing our Risk Committee and $10,000 for serving as a non-chair member of our Risk Committee
•$20,000 annual fee for chairing our Nominating and Corporate Governance Committee and $7,000 for serving as a non-chair member of our Nominating and Corporate Governance Committee
•$70,000 annual fee for the Chairperson of the Board
•$70,000 annual fee for Lead Independent Director (when applicable)
During 2021, we also compensated any non-employee director who served on the Board of Directors, Audit Committee or Community Reinvestment Act Committee of our subsidiary bank. The annual retainer fee for board service was $70,000, the additional annual retainer fee for Audit Committee service was $30,000 for the chair of the Audit Committee and $12,500 for each of the Audit Committee's other members, and the additional annual retainer fee for Community Reinvestment Act Committee service was $5,000.
Annual Equity Awards. Each non-employee director is entitled to an annual grant of restricted stock units (“RSUs”) with a grant date fair value of $125,000. In addition, each non-employee member of the Board who also serves on the board of directors of our subsidiary bank is entitled to an additional grant of RSUs having a fair market value on the grant date equal to $125,000. Such amounts reflect the fact that board service generally, and service on the board of directors of the subsidiary bank in particular, takes up an increasing amount of time each year and are within the stockholder approved limits for director compensation under the 2010 Equity Incentive Plan. In addition, non-employee directors, who are appointed and commence service prior to an annual meeting of stockholders, may receive pro-rated RSU grants.
Generally, all such awards are granted at each annual meeting of stockholders and will vest upon the earlier of one year or the annual meeting of stockholders following the grant date. Non-employee directors, who are appointed and commence service prior to an annual meeting of stockholders, may receive fully or partially vested awards depending on when the awards are granted and when their service commences. In the event of a merger or consolidation in which Green Dot is not the surviving corporation or another similar change in control transaction involving Green Dot, all unvested RSU awards made to non-employee directors under the policy described above will accelerate and vest in full. All awards to non-employee directors, including those described above and any awards to a non-employee director who first becomes a member of our Board, will be made on a discretionary basis under the 2010 Equity Incentive Plan, based on the recommendation of our Compensation Committee.
Non-employee directors are also eligible for and may elect to receive medical, dental and vision benefits. These benefits are available to our employees, officers and directors generally and in operation provide for the same method of allocation of benefits between director, management and non-management participants.
Non-employee directors receive no other form of remuneration, perquisites or benefits but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

Special Cash and RSU Awards for Mr. Brewster. In August 2021, based on a recommendation by our Compensation Committee, our Board approved a special cash award and RSU award for Mr. Brewster in recognition of his assumption of additional responsibilities as a board member. In particular, the Compensation Committee considered Mr. Brewster’s assistance with the company’s preparation of quarterly earnings calls and his support in the company’s search for a Chief Financial Officer. Mr. Brewster was granted a cash award of $70,000, to be paid in August 2022. In addition, on August 25, 2021, Mr. Brewster was granted 1,081 RSUs with a grant date fair value of $52,450, which will vest on August 25, 2022.
Director Stock Ownership Guidelines. Our Board has instituted the following stock ownership guidelines for its non-employee directors to better align our directors’ interests with those of our stockholders. Director guidelines are determined as a multiple of the annual cash retainer for board membership (excluding any fees received for board leadership and committee chairmanship). The director guidelines are established as four times a director’s annual cash retainer. Shares that count toward meeting the stock ownership guidelines include shares owned outright, full value awards (e.g., restricted stock and RSUs) and shares owned directly by the director’s spouse, dependent children and/or trust. Directors have five years from appointment of the board to acquire and hold the pre-determined level of shares. As of March 29, 2022, all our non-employee directors have either satisfied their ownership requirement or have additional time to satisfy such requirement.
No Hedging or Pledging. Under the company’s Insider Trading Policy, no director may acquire, sell or trade in any interest or position relating to the future price of the company’s securities, such as a put option, a call option or a short sale. In addition, directors are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.
Director Compensation Table. The following table provides information for the year ended December 31, 2021 regarding all compensation awarded to or earned by each person who served as a non-employee director for some portion or all of 2021.

Director Compensation - 2021
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Kenneth C. Aldrich	40,000	40,070	—	—	80,070
J. Chris Brewster	267,500	302,439	—	—	569,939
Glinda Bridgforth Hodges	165,000	249,989	—	13,678	428,667
Rajeev V. Date	177,500	249,989	—	—	427,489
Saturnino Fanlo	175,000	249,989	—	—	424,989
William I Jacobs	275,000	249,989	—	—	524,989
Jeffrey B. Osher	77,000	124,995	—	—	201,995
Ellen Richey	80,000	124,995	—	—	204,995
George T. Shaheen	197,000	249,989	—	—	446,989
_____________
(1)The table above does not include Mr. Feld who was appointed to the Board in March 2022.
(2)Represents (i) an annual retainer fee plus any additional annual fees for service on our committees or as our Lead Independent Director or Chairperson of the Board, (ii) a special cash award of $70,000 for Mr. Brewster in recognition of his assumption of additional responsibilities, and (iii) in the case of Mr. Brewster, Ms. Bridgforth Hodges, Mr. Fanlo, Mr. Jacobs, Mr. Date and Mr. Shaheen, fees for their service as directors or committee members of our subsidiary bank, as set forth in the table below.

Name	Green Dot Board Fees ($)	Bank Board Fees ($)	Total ($)
Kenneth C. Aldrich	40,000	—	40,000
J. Chris Brewster	110,000	87,500	197,500
Glinda Bridgforth Hodges	90,000	75,000	165,000
Rajeev V. Date	107,500	70,000	177,500
Saturnino Fanlo	92,500	82,500	175,000
William I Jacobs	160,000	115,000	275,000
Jeffrey B. Osher	77,000	—	77,000
Ellen Richey	80,000	—	80,000
George T. Shaheen	114,500	82,500	197,000
(3)Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation for awards of RSUs granted during 2021, which include (i) each non-employee director’s annual RSU grant for their service on the Board following the 2021 Annual Meeting of Stockholders, (ii) in the case of Mr. Brewster, Ms. Bridgforth Hodges, Mr. Fanlo, Mr. Jacobs, Mr. Date and Mr. Shaheen, the non-employee director’s annual RSU grant for his or her service as a director of our subsidiary bank following the 2021 Annual Meeting of Stockholders, (iii) in the case of Mr. Aldrich, who was not nominated for re-election in May 2021, an award of 1,000 RSUs granted on May 26, 2021 for his service prior to the 2021 Annual Meeting of Stockholders, which became fully vested on the date of the 2021 Annual Meeting of Stockholders, and (iv) in the case of Mr. Brewster, a special award of 1,081 RSUs granted on August 25, 2021 in recognition of his assumption of additional responsibilities as a board member.

Name	Green Dot Board 2021 Annual Grant ($)	Bank Board 2021 Annual Grant ($)	Other RSU Award ($)	Total ($)
Kenneth C. Aldrich	—	—	40,070	40,070
J. Chris Brewster	124,995	124,994	52,450	302,439
Glinda Bridgforth Hodges	124,995	124,994	—	249,989
Rajeev V. Date	124,995	124,994	—	249,989
Saturnino Fanlo	124,995	124,994	—	249,989
William I Jacobs	124,995	124,994	—	249,989
Jeffrey B. Osher	124,995	—	—	124,995
Ellen Richey	124,995	—	—	124,995
George T. Shaheen	124,995	124,994	—	249,989
(4)Our non-employee directors who served in 2021 held the following number of unexercised stock options and unvested RSUs as of December 31, 2021.

Name	Stock Options Outstanding (a)	Unvested Restricted Stock Units (b)
Kenneth C. Aldrich	—	—
J. Chris Brewster	—	7,295
Glinda Bridgforth Hodges	3,910	6,214
Rajeev V. Date	—	6,214
Saturnino Fanlo	—	6,214
William I Jacobs	—	6,214
Jeffrey B. Osher	—	3,107
Ellen Richey	—	3,107
George T. Shaheen	16,048	6,214
(a) These stock options are fully vested.
(b) These RSUs will vest upon the earlier of one year or the annual meeting of stockholders following the grant date.
(5)The amount shown in this column represents the cost of health insurance benefits provided to Ms. Bridgforth Hodges.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP as Green Dot’s principal independent registered public accounting firm to perform the audit of Green Dot’s consolidated financial statements for the fiscal year ending December 31, 2022. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as Green Dot’s independent registered public accounting firm.
Our Audit Committee first approved Ernst & Young LLP as our independent auditors in 2005, and Ernst & Young LLP audited Green Dot’s financial statements for the fiscal year ended December 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services provided by and fees of the independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Green Dot’s audit.
In addition to performing the audit of Green Dot’s consolidated financial statements, Ernst & Young LLP provided various other services during the years ended December 31, 2021 and 2020. Our Audit Committee has determined that Ernst & Young LLP’s provision of these services, which are described below, does not impair Ernst & Young LLP’s independence from Green Dot. The aggregate fees billed for the years ended December 31, 2021 and 2020 for each of the following categories of services are as follows:

Fees Billed to Green Dot	2021	2020
Audit fees(1)	$1,738,000	$1,651,500
Audit related fees(2)	—	49,090
Tax fees(3)	218,494	236,432
All other fees	—	—
Total fees	$1,956,494	$1,937,022
(1)“Audit fees” represents fees for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.
(2)“Audit related fees” represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, consents related to SEC registration statements, and other accounting and financial reporting consultation or research work necessary to comply with financial accounting and reporting standards.
(3)“Tax fees” represents fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to Green Dot Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 34 to 64 of this proxy statement, is hereby approved.”
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, we believe our NEOs are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices.
While the results of this advisory vote are not binding, our compensation committee will consider the outcome of the vote in deciding whether to take any action because of the vote and when making future compensation decisions for NEOs. Our current policy is to hold such an advisory vote each year, and we expect to hold another advisory vote with respect to executive compensation at the 2023 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock as of March 29, 2022, by:
•each stockholder known by us to be the beneficial owner of more than 5% of either class of our Class A common stock;
•each of our directors or director nominees;
•each of our NEOs; and
•all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “Directors and Named Executive Officers” and “5% Stockholders” is c/o Green Dot Corporation, 114 W 7th Street, Suite 240, Austin, Texas 78701 and references to shares refer to our Class A common stock.
Percentage ownership of our Class A common stock is based on 54,293,477 shares of our Class A common stock outstanding on March 29, 2022. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Shares of our Class A common stock subject to options or RSUs that are currently exercisable or exercisable or will settle within 60 days of March 29, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Class A	% of
Name of Beneficial Owner	Common Stock	Total Voting
	Shares	Power
Directors and Named Executive Officers
Jason Bibelheimer	44,107	*
J. Chris Brewster (1)	68,615	*
Glinda Bridgforth Hodges (2)	21,268	*
Rajeev V. Date (3)	17,214	*
Saturnino Fanlo (4)	34,700	*
Peter Feld (13)	5,294,110	9.8%
George Gresham	—	—
Dan R. Henry (5)	837,788	1.5%
William I Jacobs (6)	64,115	*
Jeffrey B. Osher (7)	357,291	*
Ellen Richey (8)	7,201	*
George T. Shaheen (9)	56,526	*
All current directors and executive officers as a group (16 persons)(10)	1,607,687	2.9%

5% Stockholders
BlackRock, Inc. (11)	7,291,398	13.4%
Vanguard Group, Inc. (12)	5,659,344	10.4%
Starboard Value LP and affiliated entities (13)	5,294,110	9.8%
_____________
*    Represents beneficial ownership of less than 1% of our outstanding shares of Class A common stock.
(1)Represents 62,401 shares held by Mr. Brewster and 6,214 shares subject to RSUs that vest within 60 days of March 29, 2022.
(2)Represents 15,054 shares held by Ms. Bridgforth Hodges and 6,214 shares subject to RSUs that vest within 60 days of March 29, 2022.
(3)Represents 11,000 shares held by Mr. Date and 6,214 shares subject to RSUs that vest within 60 days of March 29, 2022.
(4)Represents 28,486 shares held by Mr. Fanlo and 6,214 shares subject to RSUs that vest within 60 days of March 29, 2022.

(5)Represents 115,564 shares held by Mr. Henry and 722,224 shares subject to PSOs that are exercisable within 60 days of March 29, 2022.
(6)Represents 57,901 shares held by Mr. Jacobs and 6,214 shares subject to RSUs that vest within 60 days of March 29, 2022.
(7)Represents (i) 94,375 shares held by Harvest Small Cap Partners, L.P. and (ii) 255,625 shares held by Harvest Small Cap Partners Master, Ltd. Mr. Osher is the founding partner of No Street GP LP (“No Street Capital”), an investment advisor to each of Harvest Small Cap Partners, L.P., Harvest Small Cap Partners Master, Ltd. and HSCP Strategic II, L.P. Also represents 4,184 shares held by Mr. Osher and 3,107 shares subject to RSUs that vest within 60 days of March 29, 2022.
(8)Represents 4,094 shares held by Ms. Richey and 3,107 shares subject to RSUs that vest within 60 days of March 29, 2022.
(9)Represents 34,264 shares held by Mr. Shaheen, 16,048 shares subject to options held by Mr. Shaheen that are exercisable within 60 days of March 29, 2022 and 6,214 shares subject to RSUs that vest within 60 days of March 29, 2022.
(10)Includes 1,607,687 shares, 738,272 shares subject to options held that are exercisable within 60 days of March 29, 2022 and 43,498 shares subject to RSUs that vest within 60 days of March 29, 2022. Only includes share holdings of persons who were serving as executive officers and directors of Green Dot as of the date of this proxy statement.
(11)Based solely on the information set forth in a Schedule 13G filed by BlackRock Inc. on January 26, 2022. BlackRock Inc. reported that, as of December 31, 2021, it had sole voting power over 7,192,640 shares and sole dispositive power over 7,291,398 shares. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(12)Based solely on the information set forth in a Schedule 13G filed by The Vanguard Group on February 10, 2022. The Vanguard Group reported that, as of December 31, 2021, it had shared voting power over 48,913 shares, sole dispositive power over 5,563,983 shares and shared dispositive power over 95,361 shares. The principal business address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(13)Based solely on the information set forth in a Schedule 13D amendment filed by Starboard Value LP on March 15, 2022. Starboard Value LP reported that, as of March 15, 2022, it had sole voting and dispositive power over 5,294,110 shares. Starboard Value LP, as the investment manager of Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard X Master Fund Ltd (“Starboard X Master”) and a certain account managed by Starboard Value LP (the “Starboard Value LP Account”) and as the manager of Starboard Value and Opportunity S LLC (“Starboard S LLC”), may be deemed the beneficial owner of the (i) 2,794,265 shares owned by Starboard V&O Fund, (ii) 521,304 shares owned by Starboard S LLC, (iii) 303,636 shares owned by Starboard C LP, (iv) 284,217 shares owned by Starboard L Master, (v) 506,298 shares owned by Starboard X Master and (vi) 884,390 shares held in the Starboard Value LP Account. Peter A. Feld, a member of our Board of Directors, is a Managing Member of Starboard Value LP and may be deemed to share voting and dispositive power over these shares with Jeffrey C. Smith, who is also a Managing Member of Starboard Value LP. The principal business address of Starboard Value LP is 777 Third Avenue, 18th Floor, New York, New York 10017.

OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of March 29, 2022, and their positions are shown below.

Name	Age	Position
Jason Bibelheimer	46	Chief Human Resources Officer
George Gresham	55	Chief Finance and Operating Officer
Dan R. Henry	56	President and Chief Executive Officer
Kristina Lockwood	48	General Counsel and Secretary
Amit Parikh	43	Executive Vice President of Banking Platform Services
Brandon Thompson	49	Executive Vice President of Retail, Tax and PayCard Divisions
Jess Unruh	42	Chief Accounting Officer
For information regarding Messrs. Henry and Gresham, please refer to Proposal No. 1, “Election of Directors,” on page 21 above.
Jason Bibelheimer has served as our Chief Human Resources Officer since September 2017. Prior to joining Green Dot, he served in a number of positions at Western Digital, a computer hardware and data storage company, from June 2007 to September 2017, most recently as Vice President, HR Operations from June 2010 to September 2017. Mr. Bibelheimer holds a B.S. in business management from Pepperdine University.
Kristina Lockwood has served as our General Counsel since July 2020. From August 2004 to July 2020, Ms. Lockwood served as our Associate General Counsel. Prior to joining Green Dot, Ms. Lockwood served as an associate at the law firm of Latham & Watkins LLP from July 2000 to August 2004 and as an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from September 1997 to December 1999. Ms. Lockwood also served as the Director of Business & Legal Affairs at WeddingChannel.com, a wedding services provider and a subsidiary of XO Group, Inc. (NYSE: XOXO), from January 2000 to June 2000. Ms. Lockwood holds a B.A. in international relations and philosophy, magna cum laude, from the University of Southern California and a J.D. from the Gould School of Law at the University of Southern California.
Amit Parikh has served as our Executive Vice President of Banking Platform Services since February 2021. Mr. Parikh joined Green Dot from Apple Inc., where he spent nearly six years in various leadership positions from March 2015 to February 2021, and was most recently Head of Wallet Services Partnerships from November 2019 until February 2021. In this role he led a team responsible for transit, access and new initiatives. In addition, Mr. Parikh served as the Chief Operating Officer of Apple Payments Inc. from March 2019 to February 2021. From 2015 to 2017, he helped develop multiple features for Apple Pay including Apple Cash, Student ID, and Transit, and from 2017 until November 2019, he led the team responsible for the Apple Cash business. Prior to joining Apple, Mr. Parikh served as Vice President of Business Development at Discover Financial Services, a digital bank and payment services company, from 2014 to 2015 and as Director of Business Development at Discover from 2010 to 2014. Mr. Parikh received a dual M.B.A. from the Columbia School of Business in New York, New York and the Haas School of Business in Berkeley, California.
Brandon Thompson has served as our Executive Vice President of Retail, Tax and PayCard since June 2020. Prior to joining Green Dot, Mr. Thompson served as Chief Commercial Officer at EML Payments, Ltd., a leading global payments solutions provider from June 2018 to June 2020. Prior to joining EML, Mr. Thompson served as Senior Vice President of Retail at NetSpend Corporation, a financial services provider and prepaid debit card issuer, from March 2010 to May 2018 and as Vice President of Product Management at NetSpend from March 2008 to March 2010. Prior to joining NetSpend, Mr. Thompson served as the Global Product Director of the Prepaid Division at Euronet Worldwide, Inc., a provider of secure electronic financial transaction processing services, from October 2006 to March 2008 and as Vice President of Products and Marketing at PaySpot, Inc., a United States subsidiary of EuroNet Worldwide, Inc., from March 2005 to October 2006. Mr. Thompson holds a B.A. in biology from The University of Kansas.
Jess Unruh has served as our Chief Accounting Officer since May 2015 and as our interim Chief Financial Officer from January 2020 until October 2021. From October 2016 to December 2019, he served as our Operational Chief Financial Officer. Mr. Unruh served as our Vice President, Financial Reporting, from July 2013 to May 2015, and as Director, Accounting Projects, from July 2009 to June 2013. Prior to joining Green Dot, Mr. Unruh served in the audit practice at Ernst & Young LLP, an accounting firm, from 2003 to April 2009. Mr. Unruh holds B.S. degrees in accounting and business administration from the University of Southern California.

EXECUTIVE COMPENSATION
A Message from the Chair of the Compensation Committee of the Board of Directors
Dear Fellow Stockholders,
As we look forward to the 2022 Annual Meeting, this letter highlights our financial and operational accomplishments, the challenges we faced in the last year, key compensation decisions, and the communications we had with our stockholders since our last annual meeting of stockholders. Specifically, this letter and the Compensation Discussion & Analysis, or CD&A, that follows this letter are focused on highlighting the following key themes:
•We have experienced a significant leadership transformation during a challenging and unprecedented period of time.
•We have made difficult compensation decisions during this period that we know were not consistent with our past pay for performance practices; however, we made these decisions because we believed them to be critical to the recruitment, retention and stabilization of our new management team and, therefore, in the best interests of our stockholders.
•We have heard our stockholders’ concerns, not only through our last Say-on-Pay vote (62% of votes cast for or against were in favor) but through our own extensive outreach efforts subsequent to last year’s vote.
•We are committed to realigning our compensation with best practices and, to that end, we have outlined several commitments below that go beyond merely addressing the concerns expressed by our stockholders, which we have already begun to implement in 2022 and will fully implement by early 2023 (before our next annual proxy filing).
We invite you to review the CD&A that follows this letter for more detailed information about our new commitments.
Fiscal 2021 Overview
2021 yielded solid year-over-year financial results:
•Operating revenues increased 14% to $1.4 billion.
•Net income increased 105% to $47.4 million.
•Adjusted EBITDA increased 5% to $217 million3.
•GAAP earnings per share doubled from $0.42 to $0.85 while non-GAAP earnings per share increased by a more modest 5% from $2.11 to $2.21.
While we experienced solid revenue and earnings growth, our operating expenses also increased 11.7% to approximately $1.4 billion as a result of, among other things, the growth of certain BaaS account programs and our efforts to improve our customers' overall experience. Further, we saw a decline in our active accounts over 2021 as a result of enhanced fraud monitoring controls that we implemented to protect our customers and the timing of when cardholders received stimulus funds. Because the funds were received at the end of December 2020, many new and existing customers enrolled in our account programs in 2020 rather than in 2021.
Leadership Transformation
We continued the transformation of our executive team that began with the retirement of our founder and President and CEO in 2020 and the appointment of Dan R. Henry as CEO in March 2020. In March 2021, we appointed Amit Parikh as Executive Vice President of Banking Platform Services, and in October 2021, we appointed George Gresham as Chief Finance and Operating Officer. We also experienced retention issues related to the highly competitive talent market within which we compete, as a number of the core members of our executive team were recruited to work for other companies. These significant leadership changes along with retention considerations had a substantial effect on our 2021 compensation decisions described below.
Key Fiscal 2021 Compensation Decisions
•No increase in base salaries and short-term incentive opportunities. Base salaries and target short-term incentive opportunities, as a percentage of salary, did not increase for any of our named executive officers, or NEOs, in 2021 who were also NEOs in 2020.

•One-time equity award to CEO for 2020 performance. In early 2021, we made a one-time grant of time-based RSUs to Mr. Henry after considering, among other factors, his performance in 2020 and our stock price at the time of grant, which was $54.91, well above the stock price on the date of his hire of $23.83. In particular, in assessing his performance, the Compensation Committee considered, Mr. Henry’s efforts in assembling a new management team, his management of the Company through the COVID-19 pandemic, his setting of clear priorities for the Company going forward, and the Board’s desire to further align his interests with those of our stockholders.
•2021 short-term incentives paid out below target. Our solid financial results, including the achievement of our target goal for our primary financial metric, adjusted EBITDA, and the unanticipated impact of our enhanced fraud monitoring controls on active accounts, contributed to our decision to pay out a portion of our 2021 annual incentive awards (80% of target for our CEO and 94% of target for our other NEOs) despite missing our active account threshold goal. Finally, recruitment and retention concerns as well as the stability of our relatively new leadership team also contributed to our decision to payout a portion of awards.
•2021 long-term incentives grants were made covering both our 2021 and 2022 annual grants. These long-term incentive grants include both PRSUs and RSUs equal to two-times each executive’s target long-term equity award value. These awards were intended to further incentivize our executive team to achieve meaningful growth in non-GAAP EPS over the next two years, to align our executive team’s interests in growing our stock price and to enhance retention through 3 and 4-year vesting cycles. Since the size of these awards was intended to cover grants for both 2021 and 2022, we committed at that time, to no additional awards to these executives until 2023, and we continue to adhere to this commitment.
Our Response to our 2021 Say on Pay Vote (related to 2020 compensation) and Commitment to Governance
In response to the 2021 say-on-pay vote, in which 62% of votes cast (for or against), voted in favor of our compensation program, we engaged with stockholders as detailed in the CD&A below, and reviewed the feedback from proxy advisory firms. Our stockholders were primarily concerned with the design of the new hire performance-based stock option awards that were granted to Mr. Henry as well as the design of our annual PRSU program.
Following these discussions and in light of our commitment to corporate governance best practices, and in addition to our previous commitment to not make equity grants to our NEOs in 2022, we are committed to making the following enhancements to our compensation program going forward, which go beyond merely addressing the concerns that were raised by our stockholders:
•We will not make one-time equity award grants or pay discretionary bonuses to our executive officers outside of our normal executive compensation incentive programs, except in the context of new hires and promotions.
•We are revising our long-term equity incentive program to include a 3-year performance period and to incorporate a relative total stockholder return, or TSR, performance measure.
•We will continue to grant at least 75% of our current Chief Executive Officer’s and Chief Finance and Operating Officer’s long-term equity incentive target awards in the form of performance-based awards.
•We will not make any upward adjustments to payouts under our short-term incentive plan.
•We have revised our 2022 short-term incentive plan to allow for the ability to reduce (but not increase) payouts based on individual achievement against key strategic objectives, subject to the achievement of corporate financial objectives, thereby creating greater individual accountability.
We thank our stockholders for taking the time to share their insights, whether in person or through written correspondence, and look forward to continuing this dialogue.
Sincerely,
George T. Shaheen
Chair, Compensation Committee of the Board of Directors

3 See Appendix A for GAAP to non-GAAP reconciliation

Executive Compensation Summary
New Leadership in 2021
In October 2021, the Board appointed George Gresham to serve as Chief Finance and Operating Officer (CFO/COO) after an extensive search and interview process. Amit Parikh was appointed as Executive Vice President of Banking Platform Services in March 2021.
Pay for Performance Alignment
CEO Compensation (Dan R. Henry)
We believe our CEO’s compensation is highly aligned with stockholder interests. As noted below, though our stock price is up slightly during our CEO’s tenure (since March 2020), his realizable pay is materially below his targeted value. The most significant decrease from the targeted value relates to Mr. Henry’s 2020 stock options. None of these stock options have been exercised and their realizable value only approaches their targeted value at stock prices significantly above our current stock price. Further, all RSUs granted in 2021 are materially below their grant value. Therefore, our CEO remains highly motivated to increase our stock price and his interests are aligned with stockholder objectives.
1 See Appendix B for an explanation as to how these amounts were calculated.
CFO/COO New Hire Stock Price PRSUs
We believe that our CFO/COO’s stock price PRSU grants are appropriately rigorous as the stock price targets were set significantly higher than our stock price on the grant date of $43.75. The hurdles below represent growth rates of 49%, 71% and 117% from the stock price on the date of the grant and must be achieved within three years of the grant date.

Tranche	Stock Price Hurdle (Must be achieved within the first 3 years)	Percentage Vested [1]
Tranche 1: 33 1/3% of PRSUs	$65	0%
Tranche 2: 33 1/3% of PRSUs	$75	0%
Tranche 3: 33 1/3% of PRSUs	$95	0%
1 PRSUs are also subject to three-year service vesting requirement.
2021 PRSUs (PRSUs subject to 2021 EPS Goal)

2021 Non-GAAP EPS Goal			Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2021 Results
$1.97	$2.15	$2.60	$2.21
		Payout[1]	114%[1]
1 75% of the PRSUs continue to vest based on service requirements.

2021 Executive Officer Incentive Bonus Plan
Achieved 100% of target Adjusted EBITDA goal, but fell short of threshold average monthly active account goal

Primary Goal: 2021 Non-GAAP Adjusted EBITDA (50% Weighting) (in millions)			Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2021 Results
$204	$217	$250	$217 or 100% of target performance
Threshold Goal			Results
3.85M average monthly active accounts in Q4 of 2021			3.60M or 94% of target
		Payout[1]	80% for CEO/94% for Other NEOs
1 The Compensation Committee exercised its discretion to payout 80% of Mr. Henry’s target annual incentive opportunity and 94% of the target annual incentive opportunity for NEOs other than Mr. Gresham as explained further below. Mr. Gresham was entitled to 100% of his target annual incentive opportunity under his employment agreement.

Listening to Our Stockholders
Who We Engaged With. We engaged with stockholders representing approximately 56% of our outstanding shares after reaching out to stockholders representing approximately 61% of our outstanding shares.
What Our Stockholders Said. Our stockholders were primarily concerned with the design of the new hire performance-based stock option award that was made to Mr. Henry as well as the design of our annual PRSU program.
What We Are Doing in Response. In addition to our previous commitment to not make equity grants to our NEOs in 2022, we are committed to making the following changes to our compensation program going forward, which go beyond addressing the concerns that were raised by our stockholders:
•No one-time equity awards or discretionary bonuses. No one-time equity award grants or discretionary bonuses to executive officers outside of our normal executive compensation incentive programs, except in the context of new hires and promotions.
•Incorporate 3-year performance period and relative TSR performance metric into our long-term incentive grants for 2023.
•Significant majority of CEO and CFO/COO’s equity awards will continue to be performance-based. We will continue to grant 75% of our current CEO and CFO/COO’s long-term equity incentive target awards in the form of performance-based awards.
•No upward adjustments to annual short-term incentive plan bonus payouts.
Negative discretion to reduce annual incentives based on individual performance. We have revised our 2022 program to allow for the ability to reduce (but not increase) payouts based on individual performance objectives, subject to the achievement of corporate financial objectives.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2021 executive compensation program and the compensation paid by the Company to the following named executive officers in 2021, referred to throughout this proxy statement as our NEOs:

Dan R. Henry, President and Chief Executive Officer ("CEO")
George Gresham, Chief Finance and Operating Officer ("CFO/COO")[1]
Jess Unruh, Chief Accounting Officer ("CAO") and Former Interim Chief Financial Officer ("Interim CFO")[1]
Amit Parikh, Executive Vice President of Banking Platform Services[2]
Brandon Thompson, Executive Vice President, Retail, Tax and PayCard Divisions
Jason Bibelheimer, Chief Human Resources Officer
1 Mr. Gresham was appointed CFO/COO and Mr. Unruh ceased to serve as Interim CFO, in each case, effective October 21, 2021.
2 Mr. Parikh was appointed Executive Vice President of Banking Platform Services, effective March 8, 2021.
Listening to Stockholders
At our 2021 Annual Meeting of Stockholders, which took place in May 2021, we requested that stockholders cast a non-binding advisory vote on the compensation of our NEOs, also known as a "say-on-pay" vote. This proposal passed with approximately 62% of the votes cast (for or against) voted in favor of our compensation program, which was a departure from the 2020 vote in which we received 98% approval and the 2019 vote in which we received 99% approval. In response to the vote results, we conducted an extensive stockholder engagement campaign. After considering the feedback that we received from our stockholders, we have made certain decisions regarding our incentive award grant and payout practices going forward.
Stockholders We Contacted
•We reached out to 14 stockholders representing approximately 61% of our total shares outstanding to invite them to participate in calls to discuss our executive compensation programs
•11 stockholders representing approximately 56% of our total shares outstanding accepted our invitation to share feedback
•3 stockholders representing approximately 5% of our total shares outstanding either confirmed they had no concerns or did not respond to our request
Green Dot Participants
•George T. Shaheen, our independent chair of the Compensation Committee, participated in meetings with stockholders representing 35% of our total shares outstanding
•Individuals from our investor relations and human resource teams participated in all of the stockholder meetings
Key Themes from Stockholder Engagement
What We Heard
While the stockholders we engaged with were generally pleased with the hire of Dan R. Henry, they expressed concern with the one-year performance period of our annual PRSU grants. Stockholders also expressed concerns with the design of Mr. Henry’s performance-based stock option award, and in particular, whether the stock price hurdle targets were rigorous enough. Further, some stockholders expressed their preference for the use of relative TSR as part of the design of long-term incentive awards.
What We Did
Our Compensation Committee is committed to implementing compensation programs that are aligned with the interests of our stockholders and is also aware that some of our recent compensation practices have deviated from our past practices in light of our need to transform and retain our executive leadership team. Based on such considerations, in addition to our previous commitment to not make equity grants to our NEOs in 2022, we are committing to the following enhancements on a go-forward basis, which go beyond merely addressing the concerns that were raised by our stockholders:
•No one-time equity awards or discretionary bonuses. We are committed to not making one-time equity award grants or paying discretionary bonuses to executive officers outside of our normal executive compensation incentive programs, except in the context of new hires and promotions.
•Incorporate a 3-year performance period and relative TSR performance metric into our long-term incentive grants for 2023. We plan to revise our long-term equity incentive program to include a 3-year performance period and incorporate a relative TSR performance metric.
•Significant majority of CEO and CFO/COO’s equity awards will continue to be performance-based. We are committed to continue granting 75% of our current CEO and CFO/COO’s long-term equity incentive target awards in the form of performance-based awards.
•No upward adjustments to annual short-term incentive plan bonus payouts.
•Negative discretion to reduce annual incentives based on individual performance. We have revised our 2022 program to allow for the ability to reduce (but not increase) payouts based on individual performance objectives, subject to the achievement of corporate financial objectives, thereby creating greater individual accountability for key strategic objectives.

Compensation Governance Highlights

What We Do:	What We Do Not Do:
We reward performance that meets our predetermined goals	Pay excessive bonuses without justifiable performance linkage or proper disclosure
A significant portion of our CEO and NEOs’ compensation is performance-based or at risk	Permit short-sales, hedging or pledging of our stock
We have implemented robust stock ownership guidelines for our executives	Enter into employment agreements that provide for fixed terms or automatic compensation increases or equity grants
We have adopted a "claw-back" policy that gives us discretion to require our NEOs to repay cash and/or equity compensation in the event of a restatement	Provide single-trigger change of control benefits
We cap payouts under our plans to discourage inappropriate risk taking by our NEOs	Provide for excessive cash severance
We have double-trigger change in control provisions for all equity awards	Provide our executives with tax gross-ups and perquisites
The Compensation Committee retains an independent compensation consultant	Permit repricing or cashing out underwater stock options without stockholder approval
We hold an annual advisory vote on executive compensation	Maintain any executive pension plans, or any retirement programs that are not generally available to all employees
We seek feedback on executive compensation through stockholder engagement	Pay dividends and dividend equivalents on unvested equity awards unless and until awards vest
Our Compensation Philosophy and Objectives

Attract and retain
Offer a total compensation program that flexibly adapts to changing economic, regulatory and organizational conditions, and takes into consideration the compensation practices of peer companies based on an objective set of criteria

Pay for performance
Provide a significant portion of compensation through variable, performance-based components that is at-risk and based on satisfaction of designated financial and non-financial objectives

Align executive interests with our stockholders
Compensate for achievement of short-term and long-term company financial and operating goals and refrain from providing special benefits, “golden parachute” excise tax gross-ups, or accelerated equity vesting except in limited circumstances

Reward actual achievement
Align the interests of our executives with our stockholders by tying a significant portion of total compensation to our overall financial and operating performance and the creation of long-term stockholder value

2021 Executive Compensation
The following charts provide a breakdown of the annual target total direct compensation of our CEO and our other NEOs in 2021, who served as executive officers through the end of 2021. 1 2

Other NEOs Serving Through FYE

Fixed 14%
Salary 14%
Cash Incentive 10%
RSUs 30%
PSUs 46%
At-Risk 86%
(65% of at-risk is performance-based)

1 Excludes (i) the one-time RSU award granted to Mr. Henry on February 9, 2021, which was not part of his target total direct compensation for 2021, (ii) Mr. Parikh’s new hire PRSUs and RSUs which are not part of his target total direct compensation (his annual PRSUs and RSUs were included), and (iii) Mr. Gresham’s compensation as he only served as an executive officer since October 2021 and his compensation was not granted in connection with the annual review cycle.
2 Reflects salary rates and target incentive amounts, and the grant date fair value of equity awards and not amounts actually earned or paid out.
Elements of Compensation
The key components of our compensation program for our NEOs in 2021 are summarized in the table below. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each compensation component.

Compensation Element	Form of Compensation	Guaranteed vs. At-Risk	Performance vs. Time-based

Base Salary	Cash	Guaranteed	N/A
Annual Incentive	Cash	At-Risk	Performance-based
Annual Long-term Incentives	EPS PRSUs[4] RSUs[3]	At-Risk At-Risk	Performance-based Time-based
New Hire Long-term Incentives	Stock Price PRSUs[1] EBITDA PRSUs[2] RSUs[3]	At-Risk At-Risk At-Risk	Performance-based Performance-based Time-based
Termination, Change in Control, and Retirement Benefits	Cash/Equity/Other	N/A	N/A

1 The Compensation Committee granted Stock Price PRSUs in connection with the hire of Mr. Gresham.
2 The Compensation Committee granted PRSUs that vest based on both the achievement of an adjusted EBITDA goal and a stock price goal in connection with the hire of Mr. Parikh.
3 The Compensation Committee granted time-based RSUs (i) in connection with the hire of Mr. Gresham and Mr. Parikh and (ii) in connection with the annual review cycle.
4 The Compensation Committee granted PRSUs that vest based on EPS goals in connection with the annual review cycle.

Executive Compensation Decisions Related to Executive Team Changes
Employment Agreement with New Chief Finance and Operating Officer
In October 2021, we entered into an employment agreement with George Gresham, who succeeded Mr. Unruh as Interim CFO, to serve as our CFO/COO. The employment agreement provides for an initial term of five years, which term will be automatically renewed for one-year periods unless otherwise terminated by us or Mr. Gresham. Under this agreement, Mr. Gresham is entitled to:
•an annual base salary of $650,000; and
•participate in the annual Executive Officer Incentive Bonus Plan, with an annual target incentive award equal to 125% of his base salary and a potential payout between 0% and 200% of target, provided his 2021 award is not less than his target award, prorated based on his period of service during 2021.
Beginning in 2023, Mr. Gresham will become eligible to receive annual equity grants, at the discretion of the Compensation Committee.
In addition, pursuant to the employment agreement and based on the Compensation Committee’s recommendation, the Board granted Mr. Gresham stock awards consisting of:
•300,000 PRSUs, with a grant date fair value of $8,169,000, that vest subject to Mr. Gresham’s continued service over three years and the Company achieving certain stock trading prices within a three-year period (the “Stock Price PRSUs”);
•PRSUs having a grant date fair value of $2,249,975, which vest based on the achievement of a one-year 2022 EPS target, with 25% vesting at the end of such one-year period and the remaining 75% over the following three years in equal annual installments, in each case, subject to Mr. Gresham’s continued service through each vesting date; and
•time-based RSUs having a grant date fair value of $749,963, which vest over three years in equal annual installments from the grant date, subject to Mr. Gresham’s continued service through each vesting date.
Such awards were granted in lieu of a 2022 annual grant. As noted in the chart below, 93% of the grant date fair value of Mr. Gresham’s inducement awards are performance-based.

Grant Date Fair Value
0%
20%
40%
60%
80%
100%
PSUs
RSUs
PSOs

PRSUs
Mr. Gresham’s PRSUs are subject to the same performance conditions and vesting schedule as the portion of the 2021 PRSU grants that were made to other NEOs described below, which vest based on a 2022 EPS goal.
RSUs
Mr. Gresham’s RSUs are subject to a three-year time-based vesting schedule and only comprise 7% of the grant date value of his inducement equity awards.
Stock Price PRSUs
Mr. Gresham’s Stock Price PRSUs comprise 73% of the grant date fair value of his equity award grants, and are comprised of three equal tranches, with each tranche becoming vested subject to the achievement of both a performance-vesting requirement and a service-vesting requirement.

The performance-vesting requirement for each tranche will be satisfied in the event that our closing stock price over any 20 consecutive trading day period occurring prior to third anniversary of the grant date is equal to or exceeds the applicable Stock Price Hurdle set forth below. In determining Mr. Gresham’s stock price targets, the decision was made to select challenging stock price targets. The stock price hurdles represent growth rates of 49%, 71% and 117%, respectively, above our stock price of $43.75 on the date of grant.
As of the date of this proxy statement, none of Mr. Gresham’s stock price targets have been satisfied.

Tranche	Stock Price Hurdle (Must be achieved within the first 3 years)	Percentage Vested
Tranche 1: 33 1/3% of PRSUs	$65	0%
Tranche 2: 33 1/3% of PRSUs	$75	0%
Tranche 3: 33 1/3% of PRSUs	$95	0%

The rationale for each of Mr. Gresham’s compensation elements and how each element aligns with our compensation philosophy is summarized in the table below.

Compensation Element	Description	Philosophy/Rationale
Base Salary	$650,000	Attract and retain
Annual Cash Incentive	Target award of 125% of base salary and a potential payout between 0% and 200% of target; earned based on achievement of short-term operational goals	Pay for performance; reward achievement; align interests with stockholders; attract and retain
2021 Equity Incentives	300,000 Stock Price PSUs that vest based on rigorous, stock price appreciation goals and a three-year service requirement	Pay for performance; reward achievement; align interests with stockholders; attract and retain
	PRSUs with a $2,249,975 grant date fair value that vest based on an EPS goal and a four-year service requirement	Pay for performance; reward achievement; align interests with stockholders; attract and retain
	Time-based RSUs with a grant date fair value of $749,963 with a three-year service requirement	Align interests with stockholders (value of RSUs tied to stock price); attract and retain
Severance Benefits	Cash severance and equity vesting benefits in the event of termination without cause or resignation for good reason, conditioned on a release of claims against the Company	Attract and retain; aligns interests with stockholders

Compensation Package for New Executive Vice President of Banking Platform Services
In connection with the hire and appointment of Amit Parikh as Executive Vice President of Banking Platform Services, in March 2021, the Compensation Committee approved a base salary, a target annual incentive opportunity and equity grants for Mr. Parikh. Mr. Parikh’s equity grants consisted of certain one-time PRSU and RSU grants that were made in connection with his hire (the “EBITDA PRSUs” and the “New Hire RSUs”, respectively, and collectively, the “New Hire Awards”). Each award’s target value was $2,000,000 but the grant date fair value of the EBITDA PRSUs was $450,544 due to the rigor of the performance goals.
The EBITDA PRSUs are highly performance-based with significant stretch objectives for both an adjusted EBITDA goal and stock price goal. The aggressive adjusted EBITDA and stock price goals were chosen to help incentivize strong stock price growth and profitability. We are not disclosing the specific goals utilized due to confidentiality and competitive concerns. We believe that the goals were set at challenging levels and are fully aligned with the rigorous expectations and long-term interests of our stockholders. Upon determination of the achievement of both performance results, 25% of the EBITDA PRSUs would immediately vest, and 6.25% of the remaining EBITDA PRSUs would vest and settle following the end of each fiscal quarter for 12 consecutive fiscal quarters. As of the date of this proxy statement, none of the EBITDA PRSUs have vested as none of the performance metrics have been achieved.
One-sixth of the New Hire RSUs will vest once Mr. Parikh has provided services through the six-month anniversary of his hire date, another one-sixth will vest on the one-year anniversary of his hire date with the remaining portion vesting in two annual installments over the next two years.
Mr. Parikh also received the 2021 PRSU and 2021 RSU grants, which were made to the other NEOs (except for Mr. Gresham) as part of the annual grant cycle. The material terms of the components of Mr. Parikh’s compensation package other than New Hire Awards and certain other benefits that Mr. Parikh received are described in the sections that follow and in the Summary Compensation Table.
Analysis of Compensation Components
Base Salary

2021 BASE SALARY
Philosophy	Considerations
•Attract and retain. Provide fixed compensation to attract and retain key executives
•Salary reviewed and set annually

•The factors used to determine base salaries included scope of responsibilities, individual and company performance (for current employees), retention, date of last increase (for current employees), equity ownership, internal equity, our 2021 peer group data and the recommendations of our CEO (other than with respect to his own compensation)

The following table summarizes the annual base salary rates of our NEOs in 2021. None of our NEOs who were employed by us in 2020 received a salary increase in 2021.

Name	2021 Base Salary

Dan R. Henry	$800,000
George Gresham	$650,000[1]
Jess Unruh	$390,000
Amit Parikh	$450,000[2]
Brandon Thompson	$450,000
Jason Bibelheimer	$425,000
1 Mr. Gresham commenced employment with us in October 2021 and consequently, his base salary was pro-rated for 2021.
2 Mr. Parikh commenced employment with us in March 2021 and consequently, his base salary was pro-rated for 2021.

2021 Annual Incentive Awards

2021 ANNUAL INCENTIVE AWARDS
Philosophy	Target Amount Considerations	Award Design Considerations	Performance Conditions

•Pay for Performance: Establish appropriate short-term performance conditions that the Compensation Committee believes will drive our future growth and profitability

•Reward Achievement: Reward achievement of short-term performance conditions

•Align interests with stockholders:
Payout tied to company performance consistent with 2021 financial plan

•Attract and Retain Executives:
Offer market competitive incentive opportunities

•Factors used to determine target amounts included: (i) role, the scope of responsibilities, individual and company performance (for current employees), current salary (for current employees), internal parity, and anticipated future contributions of the NEO; (ii) our 2021 peer group data; and (iii) the recommendations of our CEO (other than with respect to his own compensation)

•Adjusted EBITDA was chosen as the primary goal because it is widely used by investors and analysts to measure our overall operating performance

•Average monthly active accounts was chosen as supplemental threshold goal because we use this metric to analyze the overall size of our active customer base and to analyze multiple metrics expressed as an average across this active account base

•Threshold adjusted EBITDA goal of $204 million (94% of target), target of $217 million, and maximum of $250 million (115% of target)

•Threshold goal of 3.85 million average monthly active accounts in the fourth quarter of 2021

•Opportunity to earn up to 200% of the target incentive amount for superior performance

•Adjusted EBITDA was defined to be consistent with the definition used in our earnings releases

In early 2021, the Compensation Committee approved the 2021 Executive Officer Incentive Bonus Plan (the “2021 Incentive Plan”). 100% of each executive officer’s 2021 target annual incentive opportunity was granted in the form of a cash incentive award, which was earned, based on the achievement of adjusted EBITDA goals for 2021. The opportunity to earn each such portion was also contingent on the achievement of a threshold goal of 3.85 million average monthly active accounts in the fourth quarter of 2021. The actual payout of the annual incentive awards could have been more or less than 100% but would not exceed 200% of the target amount. The applicable goals are set forth below:

Adjusted EBITDA (in thousands)	Incentive Multiplier[1]
$204	50%
$210	75%
$217	100%
$225	125%
$233	150%
$242	175%
$250	200%
1 If actual results fell between two discrete multipliers, linear interpolation would have been used to determine the multiplier.
Target cash incentive opportunities, as a percentage of salary, did not increase in 2021 for our NEOs who served as executive officers in 2020. The following table summarizes the target annual incentive opportunity for each NEO.

Name	Target Annual Incentive Opportunity (% of Salary)	Target Bonus
Dan R. Henry	125%	$1,000,000
George Gresham[1]	125%	$160,274
Jess Unruh	75%	$292,500
Amit Parikh[2]	75%	$276,473
Brandon Thompson	75%	$337,500
Jason Bibelheimer	75%	$320,753
1 Reflects Mr. Gresham’s pro-rated target annual incentive opportunity for 2021.
2 Reflects Mr. Parikh’s pro-rated target annual incentive opportunity for 2021.
Our actual 2021 adjusted EBITDA of $217 million was at target, resulting in an aggregate “multiplier" of 100%. However, we fell short of our threshold active accounts goal as we had 3.60 million average monthly active accounts in the fourth quarter of 2021. This was due to a decline in our average monthly accounts over the course of the year as a result of the timing of when stimulus funds were received by cardholders at the end of December 2020, which resulted in a sizable increase in new and existing customers utilizing our account programs in 2020, as well as enhanced fraud monitoring controls that we implemented to protect our customers in 2021, which served to decrease the number of active accounts, while positively impacting the quality of our customer base.
We made the decision to pay out a portion of our 2021 annual incentive awards after considering:
•our solid financial results, including the achievement of our target goal for adjusted EBITDA, which is our primary financial metric;
•the unanticipated impact of our enhanced fraud monitoring controls on active accounts; and
•recruitment and retention concerns as well as our desire to stabilize our relatively new leadership team, as a number of our executive officers were recruited to work for other companies.
We made the decision to pay out the 2021 annual incentive awards at 80% of target for the CEO and 94% of target for the other NEOs. The 94% achievement represented the percentage of achievement of the active accounts goal. The Compensation Committee determined to further reduce the CEO’s payout level to 80% to ensure greater accountability at the Chief Executive Officer level and after consideration of factors including our overall revenue growth, progress on key strategic initiatives, roll out of new products, and performance against key customer satisfaction metrics.
The actual annual incentive awards earned by our NEOs under the 2021 Incentive Plan are set forth below.

Name	Target Incentive Opportunity	Payout Multiplier	Annual Incentive Payout
Dan R. Henry	$1,000,000	80%	$800,000
George Gresham[1]	$160,274	100%	$160,274
Jess Unruh	$292,500	94%	$274,950
Amit Parikh[2]	$276,473	94%	$259,885
Brandon Thompson	$337,500	94%	$317,250
Jason Bibelheimer	$320,753	94%	$301,509
1 Reflects Mr. Gresham’s pro-rated target annual incentive opportunity for 2021, which would not be less than his prorated target annual incentive opportunity for 2021, under the terms of his employment agreement.
2 Reflects Mr. Parikh’s pro-rated target incentive annual opportunity for 2021.

2021 Equity Awards Granted as Part of Annual Grant Cycle
In addition to new hire and promotional grants, in furtherance of our pay for performance philosophy and culture, we generally grant equity awards to our NEOs on an annual basis. In early 2021, as part of the annual review cycle and, in an effort to drive our executive team to achieve meaningful growth in non-GAAP EPS over the next two years, the Compensation Committee adopted a long-term equity incentive program, pursuant to which they made PRSU and RSU grants equal to two-times each executive’s standard annual target long-term equity award values (the “2021 PRSUs” and the “2021 RSUs”, respectively, and collectively, the “2021 Stock Awards”) intended to cover awards for both 2021 and 2022. 75% of our CEO’s target equity award value was in the form of PRSUs and 25% in the form of time-based RSUs. For our other NEOs (other than Mr. Gresham), 60% of their target equity award value was in the form of PRSUs and 40% in the form of time-based RSUs. The Compensation Committee believed that this mix of PRSUs and RSUs was consistent with market practice and provided an appropriate ratio of performance-based and retention-oriented incentives that was aligned with the interests of our stockholders.

2021 PRSU GRANTS (Intended to cover 2021 and 2022 Annual Grants)
Philosophy	Grant Amount Considerations	Award Design Considerations	Performance Conditions/ Vesting Conditions

•Pay for Performance: Establish appropriate performance conditions that the Compensation Committee believes will drive our future growth and profitability

•Reward Achievement: Provide meaningful and appropriate incentives for achieving company annual financial goals that the Compensation Committee believes are important for our short- and long-term success

•Align Interests with Stockholders: Tie payout of stock awards to profitability

•Attract and Retain Executives:
     Additional long-term vesting requirement once performance conditions are achieved to further encourage retention of our executives (for other NEOs)

•Factors used to determine the size of grants included: (i) role, scope of responsibilities, individual and company past performance (for current employees), current salary (for current employees), internal parity, and anticipated future contributions of the NEO; (ii) the competitiveness of the NEO's overall compensation package with reference to the 2021 peer group practices; (iii) the NEO's existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our CEO (other than with respect to his own compensation); and (vi) our “burn rate” relative to our industry burn rate guidelines, per certain stockholder and proxy advisor methodology

•Payout of NEOs’ awards should be based on the Company’s profitability and should also be used to promote retention past the performance period

•Non-GAAP diluted earnings per share goals were also chosen because non-GAAP diluted earnings per share is widely used by investors and analysts to measure our overall operating performance and to align with our guidance at the time

•50% of the 2021 PRSUs vest based on (i) a 2021 non-GAAP EPS goal and (ii) the satisfaction of a multi-year service requirement, which runs until 2024 (the “2021 EPS PRSUs”)

•50% of the 2021 PRSUs vest based on (i) a 2022 non-GAAP EPS goal and (ii) the satisfaction of a multi-year service requirement, which runs until 2025 (the “2022 EPS PRSUs”)

•For each portion, achievement of the EPS goal could result in a payout ranging from 50% to 200%, subject to the achievement of the threshold non-GAAP EPS target

A threshold level of performance must be achieved to earn the minimum number of shares under the 2021 EPS PRSUs and the 2022 EPS PRSUs. Performance below the threshold results in no shares being earned. The following table shows the 2021 non-GAAP EPS goals for the 2021 EPS PRSUs. We are not disclosing the 2022 non-GAAP EPS goals for the 2022 EPS PRSUs due to confidentiality and competitive concerns. We believe that such goals were set at challenging levels above the 2021 non-GAAP EPS goals and are fully aligned with the rigorous expectations and long-term interests of our stockholders.

2021 Non-GAAP EPS	PRSU Payout Multiplier[1]
$1.97	50%
$2.05	75%
$2.15	100%
$2.26	125%
$2.37	150%
$2.49	175%
$2.60	200%
1 If non-GAAP diluted earnings per share falls between two discrete points in the chart above, linear interpolation is used to determine the payout multiplier.
The 2021 EPS PRSUs and the 2022 EPS PRSUs vest as to 25% of the shares earned at the end of the performance period upon certification of the non-GAAP EPS achievement by the Compensation Committee with the remainder vesting in equal annual installments over the three years thereafter based on service. The Compensation Committee believed that this design strikes the appropriate balance between performance and retention for long-term equity incentive awards. Consequently, the 2021 EPS PRSUs would be fully vested by December 2024 and the 2022 EPS PRSUs would be fully vested by December 2025, subject to the service requirements being satisfied.
For purposes of these awards, non-GAAP EPS is calculated as set forth below:

Non-GAAP net income[1]	÷	Diluted weighted-average shares issued	=	Non-GAAP EPS
1 Excludes the impact of employee stock-based compensation expense, amortization of acquired intangible assets, change in fair value of contingent consideration, transaction costs, impairment charges, amortization of deferred financing costs, extraordinary severance expenses, and other income and expense that the Compensation Committee determines are not reflective of ongoing operating results.
Actual non-GAAP EPS was $2.21 for 2021 resulting in a “multiplier" of 114% for 2021. Accordingly, 114% of the target number of shares were earned with respect to the 2021 EPS PRSUs, with 75% of such shares subject to the additional three-year service requirement.
The following table summarizes the target number and value of shares underlying the 2021 PRSUs granted to our NEOs in 2021 (other than Mr. Gresham), the number of PRSUs earned based on achievement against the 2021 non-GAAP EPS goal, the number of target PRSUs to be assessed against the 2022 non-GAAP EPS goal, which remain unearned, and the realizable value of these awards as of March 31, 2022:

2021 EPS PRSUs
Name[1]	Target # Shares at Grant Date	Value at Grant Date	Actual Performance	# Shares Earned	Value as of 3/31/22

Dan R. Henry	55,065	$2,765,915	114%	62,774	$1,725,030
George Gresham	--	--	--	--	--
Jess Unruh	3,220	$161,741	114%	3,670	$100,852
Amit Parikh	22,137	$1,049,958	114%	25,236	$693,485
Brandon Thompson	22,026	$1,106,366	114%	25,109	$689,995
Jason Bibelheimer	7,708	$387,173	114%	8,787	$241,467

1 Mr. Gresham did not receive the 2021 EPS PRSUs as indicated in the table above; however, he did receive the 2022 EPS PRSUs as noted in the table below. Please see “Employment Agreement with New Chief Finance and Operating Officer” above for a description of the PRSU and RSU grants that he received in connection with his hire.

2022 EPS PRSUs
Name[1]	# Shares at Grant Date	Value at Grant Date	Target Performance Assumption	Value as of 3/31/22

Dan R. Henry	55,065	$2,765,915	100%	$1,513,186
George Gresham	51,428	$2,249,975	100%	$1,413,241
Jess Unruh	3,220	$161,741	100%	$88,486
Amit Parikh	22,137	$1,049,958	100%	$608,325
Brandon Thompson	22,026	$1,106,366	100%	$605,274
Jason Bibelheimer	7,708	$387,173	100%	$211,816

ANNUAL TIME-BASED RSU GRANTS
Philosophy	Considerations for Grant	Vesting Provisions

•Attract and Retain Executives: Promote recruitment and retention of our executives through long-term service vesting period

•Align Interests with Stockholders: Align the interests of executives with those of stockholders by issuing equity awards for which the value is based on our stock price

• Factors used to determine the size of grants included: (i) role, the scope of responsibilities, individual and company past performance (for current employees), current salary (for current employees), internal parity, and anticipated future contributions of the NEO; (ii) the competitiveness of the NEO's overall compensation package with reference to the 2021 peer group practices; (iii) the NEO's existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our CEO (other than with respect to his own compensation); and (vi) our “burn rate” relative to our industry burn rate guidelines, per certain stockholder and proxy advisor methodology

• Long-term incentive program design of our 2021 peer group

• Balancing retention while maintaining alignment to stock price and stockholder interests

• Four-year vesting schedule with annual vesting to encourage long-term retention

•The 2021 RSU grants consist of two tranches, each of which has a separate vesting schedule

•50% of each 2021 RSU grant will vest and settle over three years with one-third vesting on each one-year anniversary of the grant date, subject to the NEO's service through each vesting date.

•The remaining 50% of each 2021 RSU grant will vest and settle over four years with one-third vesting on the second anniversary of the grant date and the remainder will vest on each one-year anniversary thereafter, subject to the NEO's service through each vesting date.

The following table summarizes the target number and value of shares underlying the RSUs granted to our NEOs in 2021:

Name	Target RSUs	Value at Grant	Value as of 3/31/22
Dan R. Henry	36,712	$1,844,044	$1,008,846
George Gresham	17,142	$749,963	$471,062
Jess Unruh	4,296	$215,788	$118,054
Amit Parikh	29,516	$1,399,944	$811,100
Brandon Thompson	29,368	$1,475,155	$807,033
Jason Bibelheimer	10,280	$516,364	$282,494
One-time equity award to CEO for 2020 performance
In early 2021, the Compensation Committee made a one-time grant of 92,000 time-based RSUs to Mr. Henry after considering, among other factors, his performance in 2020 and our stock price at the time of grant, which was $54.91, well above the stock price on the date of his hire of $23.83. In particular, in assessing his performance, the Compensation Committee considered, Mr. Henry’s efforts in assembling a new management team, his management of the Company through the COVID-19 pandemic, his setting of clear priorities for the Company going forward, and the Board’s desire to further align his interests with those of our stockholders. 25% of his RSUs vested upon grant, and the remaining 75% will vest ratably over the next three years on each anniversary of the grant date, subject to his service through each vesting date.

Termination and Change of Control Benefits
The following table provides information regarding the separation agreements that we have with certain of our NEOs and our Corporate Transaction Policy, which applies to the equity awards of all our employees:

Termination and Change of Control Protections
Philosophy	Considerations	Terms

•Attract and Retain Executives:
○ Intended to facilitate a smooth transition of leadership due to an unexpected employment termination, or retirement
○ Attract, retain and encourage our NEOs to remain focused on our business and the interests of our stockholders when considering strategic alternatives
•Align Interests with Stockholders: Mitigate any potential employer liability and avoid future disputes or litigation

•The employment of our NEOs is “at will,” meaning we can terminate them at any time and they can terminate their employment with us at any time

•Arrangements should be designed to: (i) provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment and (ii) require a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits

•“Double-trigger” provisions preserve morale and productivity, and encourage executive retention in the event of a change of control

•These provisions are considered a typical component of a competitive executive compensation program for executives among our 2021 peer group

Agreements with Certain NEOs:
•Provide for certain cash payments, and/or the vesting of certain equity awards and COBRA benefits, in the event there is a separation of employment under various circumstances, subject to the execution of a release of claims

Corporate Transaction Policy (Double-Trigger):
•Provide for accelerated vesting of equity awards upon a change of control if the recipient is terminated by the acquiring entity in connection with the change of control under specified circumstances, subject to the execution of a release of claims

PRSUs:
•Provide that upon a change of control any unearned PRSUs for which performance has not been determined will convert to time-based RSUs covering the target number of shares and such RSUs will continue to vest based on achievement of the existing service requirements

For additional information about these arrangements and the severance and change of control arrangements of our other NEOs, please refer to the section of this proxy statement titled “Potential Payments upon Termination or Change of Control.”

Retirement Policy for Equity Awards
The Compensation Committee has adopted a policy applicable to all employees that provides for vesting of equity awards in connection with a qualifying retirement as summarized in the table below.

Retirement Policy
Philosophy	Considerations	Terms

•Attract and Retain Executives. Attract, retain and encourage our employees, including executives, to remain focused on our business for the long term
•Preserve morale and productivity and encourage long-term retention of employee base as a whole

•Retirement vesting is consistent with competitive market practice

•Performance awards should only pay out based on actual performance

•Provide for vesting of equity awards in connection with a qualifying retirement, with the settlement or payout of those awards to be made in accordance with the applicable vesting schedule of such awards

•A qualifying retirement under the policy requires: (i) attaining the age of 55, (ii) being continuously employed by us for at least 10 years prior to the date of the qualifying retirement, (iii) not being terminable by us for cause (as defined in the policy), and (iv) not competing with us (as defined in the policy)

•Any outstanding and unvested performance-based equity awards will remain outstanding until the Compensation Committee determines whether and to the extent the performance criteria is achieved, and will become 100% vested to the extent the Compensation Committee determines such awards are earned

Other Executive Benefits and Perquisites
In 2021, we did not provide perquisites to our executives that are generally unavailable to other employees. During 2021, we provided the following benefits to our NEOs on the same basis as our other eligible employees:
•health insurance;
•unlimited paid time-off;
•life insurance and supplemental life insurance;
•short-term and long-term disability insurance; and
•a 401(k) retirement plan.
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Key Compensation and Governance Policies

Policy	Considerations	Material Features

Stock Ownership Guidelines	•Promote stock ownership in the Company •More closely align the interests of our NEOs with those of our stockholders
•5x base salary for CEO

•2x base salary for all other NEOs

•5 years from executive officer designation to comply

•Includes shares owned outright, full value equity awards, and shares held by the executive's spouse, dependent children and/or trust

•As of March 29, 2022, all NEOs have either satisfied their ownership requirement or have additional time to satisfy such requirement

Anti-Hedging and Anti-Pledging Policies
•Hedging is viewed as a poor practice as it insulates executives from stock price movement and reduces alignment with stockholders

•Pledging raises potential risks to stockholder value, particularly if the pledge is significant

•No employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of the Company's securities, such as a put option, a call option or a short sale

•Covered persons are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan

Equity Award Grant Policy	•Prohibit the granting of equity awards to take advantage of the release of material nonpublic information	•Equity award grants are not timed to take advantage of the release of material nonpublic information
Claw-back Policy	•Permit us to recoup cash and equity awards in the event of a restatement that was caused by fraud or intentional misconduct	•Applies to all executive officers and certain other employees •Applies to all awards granted under the 2010 Equity Incentive Plan and the Executive Officer Incentive Bonus Plan
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Executive Compensation Process
General Approach
The Compensation Committee considers a variety of factors when setting and evaluating executive officer pay levels, including: role, tenure, experience, scope of responsibilities, institutional knowledge, retention risk, marketability, replacement cost, leadership skills, job and company performance (past and present), internal parity, regulatory considerations, stockholder feedback, and the recommendations of our CEO (other than with respect to his own compensation). In addition, the Compensation Committee utilizes competitive market data as a reference point and not as a determinative factor for structuring and determining the amount of compensation to be awarded to our executive officers.
From time to time, special business conditions may warrant additional compensation, such as sign-on bonuses, or equity awards in connection with promotions or in recognition of significant accomplishments or in light of retention concerns or internal equity issues. In these situations, we consider our business needs and the potential costs and benefits of special rewards.

Compensation Committee Decision Process
The Compensation Committee oversees the compensation of our NEOs and our executive compensation programs and initiatives. The Compensation Committee typically reviews executive officer compensation, including base salary, short-term incentives and long-term incentives, in the first half of each fiscal year, to understand competitive market compensation levels and practices based on the most recently completed year. In connection with this review, the Compensation Committee considers any input it may receive from our CEO in evaluating the performance of each executive officer and sets each executive officer's target total direct compensation for the current year based on this review and the other factors described above.

Role of Compensation Consultant
The Compensation Committee generally retains an independent compensation consultant to help understand competitive compensation levels and incentive designs. The independent compensation consultant is solely hired by, and reports directly to, the Compensation Committee. The Compensation Committee has sole authority to retain and terminate the independent compensation consultant. At the Compensation Committee's discretion, the independent compensation consultant:
•attends Compensation Committee meetings;
•assists the Compensation Committee in determining peer companies and evaluating compensation proposals;
•assists with the design of incentive compensation programs; and
•conducts compensation-related research.
In making 2021 compensation decisions, the Compensation Committee retained Mercer to help select an appropriate peer group for executive compensation benchmarking purposes, review our executive compensation programs, assist the Compensation Committee in designing our executive compensation program, and provide the Compensation Committee with information regarding executive compensation trends.
Fiscal 2021 Peer Group
Due to the evolving nature of our Company and the companies with which we compete for talent, and based on input from management and Mercer, the Compensation Committee adjusted our primary peer group for 2021. For

2021, the primary peer group used to inform our Compensation Committee of pay decisions and practices consisted of:

2021 Peer Group
ACI Worldwide, Inc.	Euronet Worldwide, Inc.	CSG Systems International
Blucora, Inc.	Fair Isaac Corporation	WEX Inc.
Cardtronics plc	Guidewire Software, Inc.	World Acceptance Corporation
Blackbaud, Inc.	FirstCash, Inc.	Q2 Holdings, Inc.
Enova International, Inc.	Jack Henry & Associates, Inc.	Black Knight, Inc.
These companies were chosen based on (i) market competition, and included companies that compete with us for customers, executive talent and investors, (ii) organization size, with financial characteristics such as revenues that are similar to those of Green Dot, (iii) location of headquarters, and (iv) industry, including companies in the payment processing and information technology industries.
The Compensation Committee approved the removal of MoneyGram International, Inc. from the peer group due to its negative 1-year and 3-year revenue growth. The Compensation Committee also added the following companies to the peer group given that their areas of focus aligned with the Company’s business and because they are high-growth organizations:
•CSG Systems International (specializes in payment processing)
•Black Knight, Inc. (BaaS peer)
•Blackbaud, Inc. (BaaS peer)
•FirstCash, Inc. (specializes in consumer finance)
•Q2 Holdings, Inc. (specializes in banking solutions)
As of September 2020 (at the time the peer group changes were made), the fiscal 2021 peer group had a median peer GAAP revenue of $1.2 billion over the last 12 months, which approximated our 2020 total operating GAAP revenue, and Green Dot ranked at the 50th percentile among these companies. Green Dot also ranked at the 77th percentile of peers based on total assets and the 40th percentile of peers based on market cap.
Based on input from management and Mercer, the Compensation Committee did not elect to adjust our primary peer group for 2022, except to remove Cardtronics plc, which had been acquired.
Compensation Risk Assessment
The Compensation Committee has assessed our compensation philosophy and objectives, and forms of compensation and benefits for all employees, including executives, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
The Compensation Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for our NEOs, thereby discouraging them from taking inappropriate risks. Among other things, our executive compensation program includes the following design features:
•A balanced mix of cash and equity; as well as appropriately balanced fixed (base salary) and variable compensation (cash incentives and equity-based awards)
•A mix of short-term and long-term incentives, with short-term incentives currently representing a significantly lower proportion of the total mix
•Cash and equity incentives solely based on achieving company performance objectives and subject to our “claw-back” right under certain circumstances
•Caps on annual cash incentive and PRSU payouts
•Stock ownership guidelines which align the interests of our executive officers with those of our stockholders
•General alignment with prevalent low-risk pay practice
•Policies prohibiting hedging and pledging by our employees, officers or director

Compensation Committee Report
The information contained in the following report of Green Dot's Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Green Dot's annual report on Form 10-K for the year ended December 31, 2021.
Submitted by the Compensation Committee
George T. Shaheen, Chair
Saturnino Fanlo
William I Jacobs
Compensation Committee Interlocks and Insider Participation
In 2021, the members of our Compensation Committee were George T. Shaheen (Chair), Saturnino Fanlo and William I Jacobs. None of the members of our Compensation Committee in 2021 were at any time during 2021 or at any other time an officer or employee of Green Dot or any of its subsidiaries and none had or have any relationships with Green Dot that are required to be disclosed under Item 404 of Regulation S-K. None of Green Dot's executive officers have served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2021.

Executive Compensation Tables
The following table shows compensation awarded to or earned by each of our NEOs for each of the last three or fewer fiscal years during which such individuals were determined to be NEOs.
Summary Compensation Table

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Dan R. Henry	2021	800,000	800,000	12,427,594	—	—	4,294	14,031,888
President and Chief Executive Officer	2020	650,750	—	3,999,961	10,380,001	770,492	5,653	15,806,857
George Gresham	2021	117,500	160,274	11,168,938	—	—	—	11,446,712
Chief Finance and Operating Officer
Jess Unruh	2021	390,000	274,950	539,269	—	—	7,250	1,211,469
Chief Accounting Officer and Former Interim Chief Financial Officer	2020	480,000	50,000	1,368,051	—	146,250	7,125	2,051,426
Amit Parikh	2021	363,462	259,885	5,950,384	—	—	17,250	6,590,981
Executive Vice President of Banking Platform Services
Brandon Thompson	2021	450,000	317,250	3,687,887	—	—	7,164	4,462,301
Executive Vice President of Retail, Tax and PayCard Divisions	2020	250,962	—	9,724,148	—	190,882	5,096	10,171,088
Jason Bibelheimer	2021	427,885	301,509	1,290,710	—	—	7,250	2,027,354
Chief Human Resources Officer	2020	518,270	—	1,762,306	—	168,750	7,125	2,456,451
_____________
(1)Mr. Gresham was appointed Chief Finance and Operating Officer in October 2021. Mr. Parikh was appointed Executive Vice President of Banking Platform Services in March 2021.
(2)The amounts in this column represent salaries earned during the fiscal year.
(3)The amounts in this column represent the annual incentive awards earned by our NEOs under the 2021 Incentive Plan. For additional detail regarding these awards, see “2021 Annual Incentive Awards” in the Compensation Discussion and Analysis above.
(4)The amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of PRSUs and RSUs granted during the applicable period, as discussed in Note 13 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2021.
Each NEO received time-based RSUs, the grant date fair value of which was based on the fair value of our Class A common stock on the date of grant.
Messrs. Henry, Gresham, Unruh, Parikh, Thompson, and Bibelheimer were granted PRSUs that are earned based on the achievement of EPS targets and the satisfaction of certain service conditions. The grant date fair value of these awards was based on the fair value of our Class A common stock on the date of grant, and assume target performance based on the likelihood the performance metrics would be achieved at the time of grant.
In addition, Mr. Parikh was granted PRSUs in 2021 that are earned based on the achievement of a stock price hurdle and adjusted EBITDA targets and the satisfaction of certain service conditions. The grant date fair value of these awards was based on the fair value of our Class A common stock on the date of grant, and assume below target performance based on the likelihood the performance metrics would be achieved at the time of grant.
Additionally, Mr. Gresham was granted PRSUs that vest based on the achievement of certain stock price targets. The stock price condition of such PRSUs constitutes a "market condition" under FASB ASC Topic 718. The full grant date fair value of the PRSUs was determined using a Monte Carlo simulation pricing model on the date the stock price PRSUs were awarded.
The table below sets forth the grant date fair value for the PRSUs awarded to our NEOs based upon (i) the probable outcome of the performance-related component as of the grant date, and (ii) achieving the maximum level of performance under the performance-related component as of the grant date.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Grant Date	Grant Date Fair Value ($)
Dan R. Henry	2021	2,765,915	5,531,830	01/29/2021	2,765,915
	2021	2,765,915	5,531,830	01/29/2021	2,765,915
George Gresham	2021	2,798,000	2,798,000	10/21/2021 (a)	2,798,000
	2021	3,142,000	3,142,000	10/21/2021 (a)	3,142,000
	2021	2,229,000	2,229,000	10/21/2021 (a)	2,229,000
	2021	2,249,975	4,499,950	10/21/2021	2,249,975
Jess Unruh	2021	161,741	323,481	01/29/2021	161,741
	2021	161,741	323,481	01/29/2021	161,741
Amit Parikh	2021	1,049,958	2,099,916	03/08/2021	1,049,958
	2021	450,544	450,544	03/08/2021 (b)	450,544
	2021	1,049,958	2,099,916	03/08/2021	1,049,958
Brandon Thompson	2021	1,106,366	2,212,732	01/29/2021	1,106,366
	2021	1,106,366	2,212,732	01/29/2021	1,106,366
Jason Bibelheimer	2021	387,173	774,346	01/29/2021	387,173
	2021	387,173	774,346	01/29/2021	387,173
(a)The assumed volatility for this grant is 57%.
(b)The assumed volatility for this grant is 55%.

(5) The amounts in this column reflect company contributions to the NEO's 401(k) plan and $10,000 in reimbursements of legal fees incurred by Amit Parikh in connection with the negotiation of Mr. Parikh’s offer letter.

The following table provides information regarding potential cash incentives paid or payable for the year ended December 31, 2021 under our performance-based, non-equity incentive plan, and each stock-based award granted to an NEO during 2021.
Grants of Plan-Based Awards - 2021

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(9)
	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Dan R. Henry	N/A	N/A	500,000	1,000,000	2,000,000	—	—	—	—	—	—
	1/29/2021(2)	1/29/2021	—	—	—	55,066	110,130	220,260	—	—	5,531,830
	1/29/2021(3)	1/29/2021	—	—	—	—	—	—	36,712	—	1,844,044
	2/9/2021(4)	2/9/2021	—	—	—	—	—	—	92,000	—	5,051,720
George Gresham	N/A	N/A	80,137	160,274	320,548	—	—	—	—	—	—
	10/21/2021(5)	10/21/2021	—	—	—	300,000	300,000	300,000	—	—	8,169,000
	10/21/2021(2)	10/21/2021	—	—	—	25,714	51,428	102,856	—	—	2,249,975
	10/21/2021(8)	10/21/2021	—	—	—	—	—	—	17,142	—	749,963
Jess Unruh	N/A	N/A	146,250	292,500	585,000	—	—	—	—	—	—
	1/29/2021(2)	1/29/2021	—	—	—	3,220	6,440	12,880	—	—	323,482
	1/29/2021(3)	1/29/2021	—	—	—	—	—	—	4,296	—	215,788
Amit Parikh	N/A	N/A	138,236	276,473	552,945	—	—	—	—	—	—
	03/08/2021(2)	3/8/2021	—	—	—	22,138	44,274	88,548	—	—	2,099,916
	03/08/2021(6)	3/8/2021	—	—	—	21,083	21,083	21,083	—	—	450,544
	03/08/2021(3)	3/8/2021	—	—	—	—	—	—	29,516	—	1,399,944
	03/08/2021(7)	3/8/2021	—	—	—	—	—	—	42,167	—	1,999,981
Brandon Thompson	N/A	N/A	168,750	337,500	675,000	—	—	—	—	—	—
	01/29/2021(2)	1/29/2021	—	—	—	22,026	44,052	88,104	—	—	2,212,732
	01/29/2021(3)	1/29/2021	—	—	—	—	—	—	29,368	—	1,475,154
Jason Bibelheimer	N/A	N/A	160,377	320,753	641,507	—	—	—	—	—	—
	1/29/2021(2)	1/29/2021	—	—	—	7,708	15,416	30,832	—	—	774,346
	1/29/2021(3)	1/29/2021	—	—	—	—	—	—	10,280	—	516,364
_____________
(1)Represents possible cash incentive awards to be earned under our 2021 Incentive Plan. 100% of each NEO’s 2021 target annual incentive opportunity was granted in the form of a cash incentive award, which was earned based on the achievement of adjusted EBITDA goals for 2021, with a threshold adjusted EBITDA goal of $204 million (94% of target) and a target of $217 million. The opportunity to earn each such portion was also contingent on the achievement of a threshold goal of 3.85 million average monthly active accounts in the fourth quarter of 2021, which projected 8% year over year growth. The actual payout of the annual incentive awards could have been more or less than 100% but would not exceed 200% of the target amount. Mr. Gresham’s pro-rated target annual incentive opportunity for 2021 would not be less than his prorated target annual incentive opportunity for 2021, under the terms of his employment agreement. Cash incentives earned for 2021 performance are reported in the Bonus column of the Summary Compensation Table above. For additional detail regarding the terms of this award, see “2021 Annual Incentive Awards” in the Compensation Discussion and Analysis above.
(2)On January 29, 2021, Messrs. Henry, Unruh, Thompson, and Bibelheimer received and on March 8, 2021 Mr. Parikh received a grant of 2021 PRSUs which vest as follows: (A) 50% of the 2021 PRSUs are 2021 EPS PRSUs which vest based on (i) a 2021 non-GAAP EPS goal and (ii) the satisfaction of a multi-year service requirement, which runs until 2024; and (B) 50% of the 2021 PRSUs are 2022 EPS PRSUs which vest based on (i) a 2022 non-GAAP EPS goal and (ii) the satisfaction of a multi-year service requirement, which runs until 2025. For each portion, achievement of the EPS goal could result in a payout ranging from 50% to 200%, subject to the achievement of the threshold non-GAAP EPS target. On October 21, 2021, Mr. Gresham received a grant of 2022 EPS PRSUs. For additional detail regarding the grant date fair value, see the “Stock Awards” column of the Summary Compensation Table above. For additional detail regarding the terms of this award, see “2021 Equity Awards” in the Compensation Discussion and Analysis above.
(3)On January 29, 2021, Messrs. Henry, Unruh, Thompson, and Bibelheimer received and on March 8, 2021 Mr. Parikh received a grant of 2021 RSUs consisting of two tranches, each of which has a separate vesting schedule: (A) 50% of each 2021 RSU grant will vest and settle over three years with one-third vesting on each one-year anniversary of the grant date, subject to the NEO’s service through each vesting date; and (B) the remaining 50% of each 2021 RSU grant will vest and settle over four years with one-third vesting on the second anniversary of the grant date and the remainder will vest on each one-year anniversary thereafter, subject to the NEO’s service through each vesting date. For additional detail on the grant date fair value, see the “Stock Awards” column of the Summary Compensation Table above. For additional detail regarding the terms of this award, see “2021 Equity Awards” in the Compensation Discussion and Analysis above.
(4)On February 9, 2021, Mr. Henry received a grant of RSUs, which vest as follows: 25% of the RSUs vested immediately upon the grant date and 25% of the RSUs will vest after he completes each additional 12-month period of continuous service thereafter, so that the RSUs are fully vested on the third anniversary of the grant date. For additional detail on the grant date fair value, see the “Stock Awards” column of the Summary Compensation Table above. For additional detail regarding the terms of this award, see “2021 Equity Awards” in the Compensation Discussion and Analysis above.
(5)On October 21, 2021, Mr. Gresham received a grant of Stock Price PRSUs, which vest once performance and service-based requirements are met. The PRSU shall satisfy the performance-vesting requirement to the extent that the company’s closing stock price over any 20 consecutive trading day period occurring prior to the third anniversary of Mr. Gresham’s employment effective date is equal to or exceeds the applicable Stock Price Hurdle, during which the applicable Stock Price Hurdle of each such tranche is achieved as follows: 1/3rd shall be achieved at $65 stock price hurdle; 1/3rd shall be achieved at $75 stock price hurdle and 1/3rd shall be achieved at $95 stock price hurdle. The service-based vesting shall become vested as follows: (i) the first one-third (33%) of each tranche of the PRSU shall become service-vested upon the first anniversary of Mr. Gresham’s employment effective date and (ii) the remaining two-thirds (66%) of each tranche of the PRSU shall become service-vested in 24 equal installments at the end of each calendar month occurring after such first anniversary. For additional detail regarding the terms of this award, see “Employment Agreement with New Chief Finance and Operating Officer—Stock Price PRSUs” in the Compensation Discussion and Analysis above.
(6)On March 8, 2021, Mr. Parikh received a grant of EBITDA PRSUs, which will vest based on the achievement of a stock price hurdle and an Adjusted EBITDA target. Upon determination of the achievement of both performance results, 25% of the PRSUs would immediately vest, and 6.25% of the remaining PRSUs would vest and settle following the end of each fiscal quarter for 12 consecutive fiscal quarters. As of the date of this proxy statement, none of the PRSUs have vested as none of the performance metrics have been achieved. For additional detail regarding the terms of this award, also referred to as the EBITDA PRSUs, see “Compensation Package for New Executive Vice President of Banking Platform Services” in the Compensation Discussion and Analysis above.
(7)On March 8, 2021, Mr. Parikh received a grant of New Hire RSUs, which vest as follows: (i) 1/6th of the RSUs vested upon Mr. Parikh’s completion of six months of continuous service after his hire date, (ii) 1/6th of the RSUs will vest once he completes 12 months of continuous service after his hire date, and (iii) the remainder of the RSUs will vest in equal annual increments after he completes each additional 12 month period of continuous service thereafter, so that the RSUs are fully vested on the third anniversary of his hire date. For additional detail regarding the terms of this award, also referred to as the New Hire RSUs, see “Compensation Package for New Executive Vice President of Banking Platform Services” in the Compensation Discussion and Analysis above.
(8)On October 21, 2021, Mr. Gresham received a grant of RSUs which will vest and settle in equal annual installments on each of the three anniversaries of the grant date, subject to his service through each vesting date. For additional detail regarding the terms of this award, see “Employment Agreement with New Chief Finance and Operating Officer” in the Compensation Discussion and Analysis above.
(9)The amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of PRSUs and RSUs. See Footnote 3 to the Summary Compensation Table for more information.

The following table provides information regarding each unexercised stock option or unvested stock awards held by our NEOs as of December 31, 2021.
Outstanding Equity Awards at Fiscal Year End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Exercisable	Unexercisable
Dan R. Henry	3/25/2020(2)	583,336	416,664	23.83	3/25/2027	—	—	—	—
	3/25/2020(3)	—	—	—	—	27,976	1,013,850	—	—
	3/25/2020(4)	—	—	—	—	80,571	2,919,893	—	—
	1/29/2021(5)	—	—	—	—	62,774	2,274,930	—	—
	1/29/2021(6)	—	—	—	—	—	—	55,065	1,995,556
	1/29/2021(7)	—	—	—	—	36,712	1,330,442	—	—
	2/9/2021(8)	—	—	—	—	69,000	2,500,560	—	—
George Gresham	10/21/2021(9)	—	—	—	—	—	—	300,000	10,872,000
	10/21/2021(6)	—	—	—	—	—	—	51,428	1,863,751
	10/21/2021(14)	—	—	—	—	17,142	621,226	—	—
Jess Unruh	4/5/2019(10)	—	—	—	—	675	24,462	—	—
	1/13/2020(3)	—	—	—	—	12,611	457,023	—	—
	3/11/2020(11)	—	—	—	—	3,014	109,227	—	—
	3/11/2020(4)	—	—	—	—	3,858	139,814	—	—
	1/29/2021(5)	—	—	—	—	3,670	133,001	—	—
	1/29/2021(6)	—	—	—	—	—	—	3,220	116,693
	1/29/2021(7)	—	—	—	—	4,296	155,688	—	—
Amit Parikh	03/08/2021(12)	—	—	—	—	—	—	21,083	764,048
	03/08/2021(5)	—	—	—	—	25,236	914,559	—	—
	03/08/2021(6)	—	—	—	—	—	—	22,137	802,245
	03/08/2021(7)	—	—	—	—	29,516	1,069,660	—	—
	03/08/2021(13)	—	—	—	—	35,140	1,273,474	—	—
Brandon Thompson	6/8/2020(11)	—	—	—	—	26,250	951,300	—	—
	6/8/2020(3)	—	—	—	—	14,286	517,725	—	—
	6/22/2020(4)	—	—	—	—	20,571	745,493	—	—
	11/16/2020(12)	—	—	—	—	—	—	200,000	7,248,000
	1/29/2021(5)	—	—	—	—	25,110	909,973	—	—
	1/29/2021(6)	—	—	—	—	—	—	22,026	798,222
	1/29/2021(7)	—	—	—	—	29,368	1,064,296	—	—
Jason Bibelheimer	4/5/2019(10)	—	—	—	—	1,455	52,729	—	—
	1/13/2020(3)	—	—	—	—	14,403	521,965	—	—
	3/11/2020(11)	—	—	—	—	5,526	200,262	—	—
	3/11/2020(4)	—	—	—	—	7,073	256,326	—	—
	1/29/2021(5)	—	—	—	—	8,787	318,441	—	—
	1/29/2021(6)	—	—	—	—	—	—	7,708	279,338
	1/29/2021(7)	—	—	—	—	10,280	372,548	—	—
____________
(1)Represents awards of RSUs as well as PRSUs that have completed their respective performance periods. Except as otherwise indicated, the shares underlying these awards vest in four equal annual installments on the anniversary of the grant date. The market values of the RSUs and PRSUs are calculated by multiplying the number of shares underlying the units shown in the table by $36.24, the closing price of our shares of Class A common stock on December 31, 2021, the last trading day of 2021.

(2)Represents inducement performance-based stock options (“PSOs”) which were earned, based on the achievement of certain stock price milestones before the fifth anniversary of the date of grant. The performance requirements for the PSOs have all been satisfied. One-third of the shares subject to the PSOs vested on March 25, 2021 and the remaining two-thirds vest in 24 equal installments at the end of each calendar month thereafter.
(3)Represents RSUs, which vest in three equal installments on each anniversary of the grant date.
(4)Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2020). 25% of the shares vested on February 10, 2021 upon certification of the non-GAAP EPS goals under the 2020 PRSUs by the Compensation Committee, with the remainder to vest in three equal annual installments on each December 15 thereafter.
(5)Represents the portion of a PRSU award which is earned based on our performance through the end of the one-year performance period (2021). 25% of the shares vested on February 8, 2022 upon certification of the non-GAAP EPS goals under the 2021 PRSUs by the Compensation Committee, with the remainder to vest in three equal annual installments on each December 15 thereafter.
(6)Represents the portion of a PRSU award which is earned based upon achievement of 2022 non-GAAP diluted EPS targets. 25% of the shares earned, if any, will vest at the end of a one-year performance period upon certification of the non-GAAP EPS goals under the PRSUs by the Compensation Committee, with the remainder to vest in three equal annual installments on each December 15 thereafter. For additional detail regarding the grant date fair value, see the “Stock Awards” column of the Summary Compensation Table above.
(7)Represents a grant of 2021 RSUs consisting of two tranches, each of which has a separate vesting schedule: (A) 50% of each 2021 RSU grant will vest and settle over three years with one-third vesting on each one-year anniversary of the grant date, subject to the NEO’s service through each vesting date; and (B) the remaining 50% of each 2021 RSU grant will vest and settle over four years with one-third vesting on the second anniversary of the grant date and the remainder will vest on each one-year anniversary thereafter, subject to the NEO’s service through each vesting date. For additional detail on the grant date fair value, see the “Stock Awards” column of the Summary Compensation Table above.
(8)Represents an RSU award, which vests as follows: 25% of the RSUs vested immediately upon the grant date and 25% of the RSUs will vest after the grantee completes each additional 12-month period of continuous service thereafter, so that the RSUs are fully vested on the third anniversary of the grant date. For additional detail on the grant date fair value, see the “Stock Awards” column of the Summary Compensation Table above.
(9)Represents a PRSU award, which vests once the performance and service-based requirements are met. The PRSU shall satisfy the performance-vesting requirement to the extent that the company’s closing stock price over any 20 consecutive trading day period occurring prior to the third anniversary of Mr. Gresham’s employment effective date is equal to or exceeds the applicable Stock Price Hurdle, during which the applicable Stock Price Hurdle of each such tranche is achieved as follows: 1/3rd shall be achieved at $65 stock price hurdle; 1/3rd shall be achieved at $75 stock price hurdle and 1/3rd shall be achieved at $95 stock price hurdle. The service-based vesting shall become vested as follows: (i) the first one-third (33%) of each tranche of the PRSU shall become service-vested upon the first anniversary of Mr. Gresham’s employment effective date and (ii) the remaining two-thirds (66%) of each Tranche of the PRSU shall become service-vested in 24 equal installments at the end of each calendar month occurring after such first anniversary.
(10)Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2019). 25% of the shares vested on February 11, 2020 upon certification of the non-GAAP EPS goals under the 2019 PRSUs by the Compensation Committee, 25% of the shares vested on December 31, 2020, and 25% of the shares vested on December 31, 2021, with the remainder to vest on December 31, 2022.
(11)Represents RSUs, which vest in four equal installments on each anniversary of the grant date.
(12)Represents a PRSU award, which will vest based on the achievement of a stock price hurdle and an Adjusted EBITDA target. Upon determination of the achievement of both performance results, 25% of the PRSUs would immediately vest, and 6.25% of the remaining PRSUs would vest and settle following the end of each fiscal quarter for 12 consecutive fiscal quarters. As of the date of this proxy statement, none of the PRSUs have vested as none of the performance metrics have been achieved.
(13)Represents an RSU award, which vests as follows: (i) 1/6th of the RSUs vested upon Mr. Parikh’s completion of six months of continuous service after his hire date, (ii) 1/6th of the RSUs will vest once he completes 12 months of continuous service after his hire date, and (iii) the remainder of the RSUs will vest in equal annual increments after he completes each additional 12 month period of continuous service thereafter, so that the RSUs are fully vested on the third anniversary of his hire date.
(14)Represents an RSU award which will vest and settle in equal annual installments on each of the three anniversaries of the grant date, subject to continued service through each vesting date.

The following table provides information concerning the vesting of stock awards for certain of our NEOs during fiscal year 2021. None of our NEOs exercised options in 2021.
Option Exercises and Stock Vested - 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan R. Henry	—	—	117,556	5,551,319
George Gresham	—	—	—	—
Jess Unruh	—	—	25,005	1,302,934
Amit Parikh	—	—	7,027	363,999
Brandon Thompson	—	—	36,462	1,623,944
Jason Bibelheimer	—	—	47,883	2,458,266
Payments Upon Termination or Change of Control
Separation Arrangements
All of our NEOs are employed at will and may be terminated at any time, with or without formal cause.
Dan R. Henry. In March 2020, we entered into an employment agreement with Mr. Henry, our President and CEO, that provides for certain severance benefits. Under this employment agreement, in the event Mr. Henry’s employment is terminated by us without “cause” or by Mr. Henry for “good reason” (in each case, as defined in his employment agreement), he will be entitled, subject to his execution and non-revocation of a release of claims in our favor, to the following: (i) a prorated annual bonus for the year of termination based on target performance, (ii) a lump sum payment equal to Mr. Henry’s then-current base salary plus his target annual bonus opportunity, (iii) a lump sum payment equal to one year of COBRA premium costs, (iv) deemed satisfaction of the service vesting conditions applicable to his outstanding RSUs, PRSUs and PSOs granted as inducement awards that would have become service-vested within 12 months after such termination (assuming monthly vesting for the RSUs and PRSUs), subject in the case of the PRSUs and PSOs, to achievement of the applicable performance conditions within 12 months after termination, and (v) the right to exercise his vested PSOs for two years after termination.
In the event that Mr. Henry’s qualifying termination of employment occurs within 60 days prior to or two years following a control-changing “corporate transaction” (as defined in the 2010 Equity Incentive Plan (the “Stock Plan”)), in addition to the above benefits, Mr. Henry will also be entitled to: (i) a lump sum payment equal to one-half of his then current base salary and target annual bonus opportunity, (ii) a lump sum payment equal to one year of COBRA premium costs, and (iii) deemed satisfaction in full of the service vesting requirements of outstanding inducement award RSUs, PRSUs and PSOs, and deemed achievement of the PRSU performance requirements at the greater of actual or target performance.
Mr. Henry’s employment agreement also provides that if the compensation and benefits payable to him are subject to Sections 280G and 4999 of the Code, such payments will be reduced to the extent necessary to provide him the greatest after-tax benefit.
George Gresham. In October 2021, we entered into an employment agreement with Mr. Gresham, our CFO/COO, that provides for certain severance benefits. Under this employment agreement, in the event Mr. Gresham’s employment is terminated by us without “cause” or by Mr. Gresham for “good reason” (in each case, as defined in his employment agreement), he will be entitled, subject to his execution and non-revocation of a release of claims in our favor, to the following: (i) a prorated annual bonus for the year of termination based on target performance, (ii) a lump sum payment equal to Mr. Gresham’s then-current base salary plus his target annual bonus opportunity, (iii) a lump sum payment equal to one year of COBRA premium costs, and (iv) deemed satisfaction of the service vesting conditions applicable to his outstanding RSUs, PRSUs and Stock Price PRSUs granted as inducement awards that would have become service-vested within 12 months after such termination (assuming monthly vesting for the RSUs and PRSUs), subject in the case of the Stock Price PRSUs, to achievement of the applicable performance conditions within 12 months after termination and in the case of the PRSUs, to achievement of the 2022 EPS target.
In the event that Mr. Gresham’s qualifying termination of employment occurs within 90 days prior to or two years following a control-changing “corporate transaction” (as defined in the Stock Plan), in addition to the above benefits, Mr. Gresham will also be entitled to: (i) a lump sum payment equal to one-half of his then current base salary and target annual bonus opportunity, (ii) a lump sum payment equal to one year of COBRA premium costs, and (iii) deemed satisfaction in full of the service vesting requirements of outstanding inducement award RSUs, PRSUs and

Stock Price PRSUs, and deemed achievement of the PRSUs performance requirements at the greater of actual or target performance.
Mr. Gresham’s employment agreement also provides that if the compensation and benefits payable to him are subject to Sections 280G and 4999 of the Code, such payments will be reduced to the extent necessary to provide him the greatest after-tax benefit.
Other NEOs. Messrs. Unruh, Parikh, Thompson, and Bibelheimer are currently not entitled to any contractual severance payments or benefits upon the terms of their termination of service.
The following table summarizes the approximate value of the benefits that would be received in connection with the qualifying termination of each of Messrs. Henry and Gresham, had the NEO been terminated on December 31, 2021, the last business day of 2021. The value of the accelerated vesting benefits below is based upon the closing price per share of our Class A common stock of $36.24 on December 31, 2021.

Name	Severance Pay ($)	COBRA Premiums ($)	Accelerated RSU/PRSU/PSO/Stock Price PRSU Vesting ($)
Dan R. Henry	2,800,000 / 3,700,000 (1)(2)	30,000 / 60,000(1)(2)	8,296,233 / 17,205,996 (1)(3)
George Gresham	1,622,774 / 2,354,024 (4)	30,000 / 60,000 (4)(2)	4,435,051 / 13,356,977 (4)(5)
Jess Unruh	—	—	—
Amit Parikh	—	—	—
Brandon Thompson	—	—	—
Jason Bibelheimer	—	—	—
_____________
(1)The number on the left represents the value of benefits if Mr. Henry has a qualifying termination that does not occur within 60 days prior to or two years following a “corporate transaction” as defined in the Stock Plan and the number on the right represents the value of benefits if the qualifying termination does occur during such period.
(2)Reflects estimated amounts of 12 and 24 months of COBRA premiums, respectively. The COBRA premium reimbursement cost is estimated at $2,500 per month.
(3)For Mr. Henry, amounts (i) reflect the number of shares subject to unvested PSOs, PRSUs and RSUs as of December 31, 2021, (ii) reflect that all PSO performance conditions were satisfied, (iii) reflect that the 2020 EPS goals for his PRSUs that were granted in 2020 were achieved at 128% of target, (iv) reflect that the goals for his 2021 EPS PRSUs were achieved at 114% of target, and (v) assume that the goals for his 2022 EPS PRSUs were achieved at target.
(4)The number on the left represents the value of benefits if Mr. Gresham has a qualifying termination that does not occur within 90 days prior to or two years following a “corporate transaction” as defined in the Stock Plan and the number on the right represents the value of benefits if the qualifying termination does occur during such period.
(5)For Mr. Gresham, amounts (i) reflect the number of shares subject to unvested Stock Price PRSUs, PRSUs and RSUs as of December 31, 2021, and (ii) assume that the goals for his 2022 EPS PRSUs were achieved at target and all the stock price conditions were satisfied for his Stock Price PRSUs.
Change in Control Arrangements
Under the employment agreement for each of Messrs. Henry and Gresham, upon a termination of the applicable NEO’s employment without “cause” or his resignation for “good reason” (in each case, as defined in his employment agreement) that occurs 60 days (for Mr. Henry) or 90 days (for Mr. Gresham) prior to or within 2 years after a control-changing “corporate transaction” (as defined in the Stock Plan), the NEO is entitled to additional severance benefits than what receives if his qualifying termination were not in connection with such a corporation transaction. These benefits are described and valued above in “Separation Arrangements.”
In addition, under our Corporate Transaction Policy, all of our employees including our executive officers are entitled to 100% acceleration of vesting of all of their outstanding and unvested equity awards in the event of the employee’s termination without “cause” or resignation for “good reason” (as each are defined in the policy) on or during the 12 months following a control-changing “corporate transaction” (as defined in the Stock Plan) (i.e. double-trigger acceleration), subject to the execution and non-revocation of a release of claims in our favor. The benefits of the Corporate Transaction Policy are non-cumulative with the provisions of the equity awards and other written agreements with us. For purposes of the policy, any outstanding and unvested performance-based equity awards will accelerate at target or if no target is specified, any and all outstanding shares still subject to the award will accelerate. The Corporate Transaction Policy does not provide for any “golden parachute” tax gross-up.

The following table summarizes the acceleration value under the Corporate Transaction Policy of the outstanding equity awards held by each NEO, assuming a qualifying termination in connection with a corporate transaction on December 31, 2021, the last business and trading day of 2021. Values are based upon the closing price for a share of our Class A common stock of $36.24 on December 31, 2021 and the target number of shares subject to each NEO’s PRSUs.

Name	Accelerated RSU/PRSU Vesting ($) (1)
Dan R. Henry(2)	—
George Gresham(3)	—
Jess Unruh	1,119,599
Amit Parikh	4,711,671
Brandon Thompson	12,123,258
Jason Bibelheimer	1,962,505
_____________
(1)Amount reflects the number of shares that would be issued at the target payout levels (100% of target) for the performance-based equity awards granted.

(2)The vesting of Mr. Henry’s inducement award RSUs, PRSUs and PSOs accelerate as set forth in his employment agreement, as described above.

(3)The vesting of Mr. Gresham’s inducement award RSUs, PRSUs and Stock Price PRSUs accelerate as set forth in his employment agreement, as described above.
Retirement Policy
Our Retirement Policy for Equity Awards, which applies to all employees, provides for vesting of PRSU and RSU awards in connection with a qualifying retirement, with the settlement or payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards. A qualifying retirement under the policy includes an employee that: (i) has attained the age of 55, (ii) has been continuously employed by us for at least 10 years prior to the date of the qualifying retirement, (iii) is not terminable by us for cause (as defined in the policy), and (iv) is not competing (as defined in the policy) with us. For purposes of the policy, any outstanding and unvested performance-based PRSU awards will remain outstanding until our Compensation Committee determines in the normal course (as if no qualifying retirement occurred) whether and to the extent, the performance criteria is achieved, and will become 100% vested to the extent our Compensation Committee determines such awards are earned, and, in general, with the settlement our payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards.
As of December 31, 2021, no NEOs are retirement eligible.
CEO Pay Ratio Disclosure
Our estimated CEO to median employee pay ratio for 2021 is 137:1 and was calculated in a manner consistent with Item 402(u) of Regulation S-K. As disclosed in the Summary Compensation Table above, the annual total compensation for 2021 for Dan Henry, our current President and CEO was $14,031,887 as calculated on an annualized basis. The annual total compensation for our median employee for 2021 was $102,357.
In calculating the CEO pay ratio, the SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported CEO pay ratio may not be comparable to CEO pay ratios reported by other companies due to differences in industries and geographical dispersion, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their CEO pay ratios.

Calculation Methodology
For 2021, we elected to identify a new median employee. We identified the employee with annual total compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 31, 2021 (the “employee population determination date”). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside of the United States, or on a full-time, part-time, seasonal or temporary basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population. As of December 31, 2021, our employee population consisted of 1,195 employees.
Compensation for purposes of identifying the median employee included the following: (1) base salary paid between January 1, 2021 and December 31, 2021 (annualized for permanent employees who joined after January 1, 2021), (2) actual cash incentive compensation paid between January 1, 2021 and December 31, 2021, and (3) the grant date fair value of equity awards granted between January 1, 2021 and December 31, 2021, calculated using the same methodology we use for our NEOs in our Summary Compensation Table, which reflects all new hire and annual equity awards granted in 2021 to our employees who were employed as of the employee population determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using exchange rates in effect as of December 31, 2021 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.
After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our NEOs in the “Total” column of the Summary Compensation Table.
Equity Compensation Plan Information
The following table provides information as of December 31, 2021 with respect to the shares of our Class A common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($) (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,068,793(2)(3)	$40.23	5,633,475(4)
Equity compensation plans not approved by security holders	1,090,922	$23.83	—
Total	2,816,694		5,633,475
(1)The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(2)Excludes purchase rights accruing under our 2010 Employee Stock Purchase Plan.
(3)Includes options to purchase 204,787 shares of our Class A common stock and restricted stock unit awards covering 1,568,108 shares of our Class A common stock and performance restricted stock unit awards covering 1,295,898 shares of our Class A common stock.
(4)Consists of performance-based stock options, RSUs and PRSUs granted outside of our 2010 Equity Incentive Plan pursuant to inducement awards, which have not been exercised or settled. All the performance conditions of the performance-based stock options and PRSUs have been satisfied; however, as of December 31, 2021, a portion of these awards remained subject to service based-vesting. All of the outstanding performance-based stock options will be fully vested by March 25, 2023 and all of the outstanding RSUs and PRSUs will be fully vested by December 15, 2024, subject, in each case, to the holder’s continuous service through the applicable vesting dates.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
From January 1, 2021 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a participant and in which any director, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, other than as described below and except for payments set forth under “Executive Compensation” or Proposal No. 1, “Election of Directors - Director Compensation” above.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a written related-party transactions policy which sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” Our Audit Committee reviews transactions that may be “related person transactions,” which are transactions between us and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any executive officer, director, nominee for director or stockholder of ours holding more than 5% of any class of our voting securities, in each case since the beginning of the previous fiscal year, and their immediate family members.
Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions, arrangements or relationships need not be approved by our Audit Committee pursuant to the policy:
•employment by us of an executive officer if:
◦the related compensation is required to be reported in our proxy statement, or
◦the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement if the executive officer were a “named executive officer,” and our Compensation Committee approved or recommended that our Board approve the compensation;
•any compensation paid to a director if the compensation is required to be reported in our proxy statement;
•any transaction where the related person’s interest arises solely from the ownership of our Class A common stock and all holders of our Class A common stock received the same benefit on a pro-rata basis;
•any transaction where the rates or charges involved are determined by competitive bids;
•any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or government authority;
•any transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than as an executive officer);
•any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person is a trustee, director or executive officer, if the aggregate amount involved in any fiscal year does not exceed $120,000;
•any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;
•ordinary course business travel expenses, advances and reimbursements; and
•any indemnification payments made pursuant to our insurance policies, certificate of incorporation or bylaws or as otherwise approved by our Board.
Under the policy, members of our legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to our Audit Committee. In addition, transactions may be identified through our code of business conduct and ethics or our other policies and procedures and reported to the Audit Committee. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, reject, rescind or take other action with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of Green Dot's Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Audit Committee has reviewed and discussed with Green Dot’s management and Ernst & Young LLP the audited consolidated financial statements of Green Dot contained in Green Dot’s annual report on Form 10-K for the year ended December 31, 2021. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable auditing standards.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Green Dot.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Green Dot’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
J. Chris Brewster, Chair
Rajeev V. Date
Saturnino Fanlo
George T. Shaheen

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Green Dot’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice in writing to the Corporate Secretary at Green Dot Corporation, 114 W 7th Street, Suite 240, Austin, Texas 78701, Attn: Corporate Secretary.
To be timely for the 2023 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Green Dot not earlier than 5:00 p.m. Pacific Time on February 3, 2023 and not later than 5:00 p.m. Pacific Time on March 5, 2023. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Green Dot’s bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Green Dot’s 2023 Annual Meeting of Stockholders must be received by us no later than December 7, 2022 in order to be considered for inclusion in Green Dot’s proxy materials for that meeting.
In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Green Dot’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.
For nominees submitted for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, the nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing at the address listed above between November 17, 2022 and December 17, 2022 (or, if the 2023 Annual Meeting of Stockholders is called for a date that is not within 30 calendar days of the anniversary of the date of the 2022 Annual Meeting of Stockholders, by the later of the close of business on the date that is 180 days prior to the date of the 2022 Annual Meeting of Stockholders or within 10 calendar days after our public announcement of the date of the 2023 Annual Meeting of Stockholders). When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required by our Bylaws.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires Green Dot’s directors, executive officers and any persons who own more than 10% of Green Dot’s Class A common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on its review of the copies of such forms furnished to Green Dot and written representations from the directors and executive officers, Green Dot believes that all Section 16(a) filing requirements were timely met from January 1, 2021 through February 1, 2022, with the exception of the following filings:

Name	Transaction	Date Filed
Jess Unruh	Grant of RSU award on 1/13/2022	Form 4 filed on 2/1/2022
Available Information
Green Dot will mail without charge, upon written request, a copy of Green Dot's annual report on Form 10-K for the year ended December 31, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Green Dot Corporation
114 W 7th Street, Suite 240
Austin, Texas 78701
Attn: Investor Relations
The Annual Report is also available at http://ir.greendot.com, by clicking on "Annual Reports," under "Financial Information".
“Householding” - Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

This year, a number of brokers with account holders who are Green Dot stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, Green Dot will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Green Dot’s Investor Relations department at 114 W 7th Street, Suite 240 Austin, Texas 78701, Attn: Investor Relations, telephone number (626) 765-2427.
Any stockholders who share the same address and currently receive multiple copies of Green Dot’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Green Dot’s Investor Relations department at the address or telephone number listed above.
OTHER MATTERS
The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including in each of the proposals, our description of our ESG program, and the “Executive Compensation” section. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.
INFORMATION REFERENCED IN THIS PROXY STATEMENT
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.

APPENDIX A – NON-GAAP FINANCIAL MEASURES
To supplement Green Dot's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), Green Dot uses measures of operating results that are adjusted to exclude, among other things, non-operating net interest income and expense; income tax benefit and expense; depreciation and amortization, including amortization of acquired intangibles; certain legal settlement charges; stock-based compensation and related employer payroll taxes; changes in the fair value of contingent consideration; transaction costs from acquisitions; impairment charges; extraordinary severance; earnings or losses from equity method investments; gains or losses on loans held for sale; realized gains or losses on the sale of investment securities; commissions and certain processing-related costs associated with BaaS products and services where Green Dot does not control customer acquisition; other charges and income not reflective of ongoing operating results; and income tax effects. Our 2022 Proxy Statement includes non-GAAP total operating revenues, adjusted EBITDA, and non-GAAP diluted earnings per share. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with Green Dot's financial measures prepared in accordance with GAAP. Green Dot's non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies. Green Dot believes that the presentation of non-GAAP financial measures provides useful information to management and investors regarding underlying trends in its consolidated financial condition and results of operations. Green Dot's management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate Green Dot's business and make operating decisions.
Below is a reconciliation of certain non-GAAP financial measures discussed in our 2022 Proxy Statement.

GREEN DOT CORPORATION
Reconciliation of Total Operating Revenues to Non-GAAP Total Operating Revenues (1)
(Unaudited)

	Year Ended December 31,
	2021	2020
	(In thousands)
Total operating revenues	$1,433,197	$1,253,760
Net revenue adjustments (8)	(45,322)	(53,240)
Non-GAAP total operating revenues	$1,387,875	$1,200,520

Reconciliation of Net Income to Non-GAAP Net Income (1)
(Unaudited)

	Year Ended December 31,
	2021	2020
	(In thousands, except per share data)
Net income	$47,480	$23,131
Stock-based compensation and related employer payroll taxes (3)	51,627	55,989
Amortization of acquired intangible assets (4)	27,775	28,119
Change in fair value of contingent consideration (4)	47	—
Transaction and related acquisition costs (4)	8,755	—
Amortization of deferred financing costs (5)	168	169
Impairment charges (5)	—	21,719
Legal settlement expenses (5)	1,108	992
(Earnings) losses in equity method investments (5)	(1,579)	6,290
Loss on loans reclassified as held for sale (2)(5)	4,386	—
Realized gain on sale of investment securities (5)	—	(5,073)
Extraordinary severance expenses (6)	4,546	10,866
Other expense (income), net (5)	(575)	49
Income tax effect (7)	(20,683)	(27,379)
Non-GAAP net income	$123,055	$114,872
Diluted earnings per common share
GAAP	$0.85	$0.42
Non-GAAP	$2.21	$2.11

Diluted weighted-average common shares issued and outstanding
GAAP	55,220	53,685
Non-GAAP	55,693	54,481
Reconciliation of Net Income to Adjusted EBITDA (1)
(Unaudited)

	Year Ended December 31,
	2021	2020
	(In thousands)
Net income	$47,480	$23,131
Interest expense, net (2)	150	761
Income tax expense	16,220	4,964
Depreciation and amortization of property, equipment and internal-use software (2)	57,024	58,005
Stock-based compensation and related employer payroll taxes (2)(3)	51,627	55,989
Amortization of acquired intangible assets (2)(4)	27,775	28,119
Change in fair value of contingent consideration (2)(4)	47	—
Transaction and related acquisition costs (2)(4)	8,755	—
Impairment charges (2)(5)	—	21,719
Legal settlement expenses (2)(5)	1,108	992
(Earnings) losses in equity method investments (2)(5)	(1,579)	6,290
Loss on loans reclassified as held for sale (2)(5)	4,386	—
Realized gain on sale of investment securities (2)(5)	—	(5,073)
Extraordinary severance expenses (2)(6)	4,546	10,866
Other expense (income), net (2)(5)	(575)	49
Adjusted EBITDA	$216,964	$205,812

Non-GAAP total operating revenues	$1,387,875	$1,200,520
Adjusted EBITDA/Non-GAAP total operating revenues (adjusted EBITDA margin)	15.6%	17.1%

(1)To supplement Green Dot’s consolidated financial statements presented in accordance with GAAP, Green Dot uses measures of operating results that are adjusted to exclude various, primarily non-cash, expenses and charges. These financial measures are not calculated or presented in accordance with GAAP and should not be considered as alternatives to or substitutes for operating revenues, operating income, net income or any other measure of financial performance calculated and presented in accordance with GAAP. These financial measures may not be comparable to similarly-titled measures of other organizations because other organizations may not calculate their measures in the same manner as Green Dot does. These financial measures are adjusted to eliminate the impact of items that Green Dot does not consider indicative of its core operating performance. You are encouraged to evaluate these adjustments and the reasons Green Dot considers them appropriate.
Green Dot believes that the non-GAAP financial measures it presents are useful to investors in evaluating Green Dot’s operating performance for the following reasons:
•Green Dot records stock-based compensation from period to period, and recorded stock-based compensation expenses and related employer payroll taxes, net of forfeitures, of approximately $14.4 million and $18.6 million for the three months ended December 31, 2021 and 2020, respectively. By comparing Green Dot’s adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share in different historical periods, investors can evaluate Green Dot’s operating results without the additional variations caused by stock-based compensation expense and related employer payroll taxes, which may not be comparable from period to period due to changes in the fair market value of Green Dot’s Class A common stock (which is influenced by external factors like the volatility of public markets and the financial performance of Green Dot’s peers) and is not a key measure of Green Dot’s operations;
•adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as non-operating net interest income and expense, income tax benefit and expense, depreciation and amortization, stock-based compensation and related employer payroll taxes, changes in the fair value of contingent consideration, transaction costs, impairment charges, severance costs related to extraordinary personnel reductions, certain legal settlement charges, earnings or losses from equity method investments, realized gains or losses on the sale of investment securities, gain or losses on loans held for sale, and other charges and income that can vary substantially from company to company depending upon their respective financing structures and accounting policies, the book values of their assets, their capital structures and the methods by which their assets were acquired; and
•securities analysts use adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.
Green Dot’s management uses the non-GAAP financial measures:
•as measures of operating performance, because they exclude the impact of items not directly resulting from Green Dot’s core operations;
•for planning purposes, including the preparation of Green Dot’s annual operating budget;
•to allocate resources to enhance the financial performance of Green Dot’s business;
•to evaluate the effectiveness of Green Dot’s business strategies;
•to establish metrics for variable compensation; and
•in communications with Green Dot’s board of directors concerning Green Dot’s financial performance.
Green Dot understands that, although adjusted EBITDA and other non-GAAP financial measures are frequently used by investors and securities analysts in their evaluations of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of Green Dot’s results of operations as reported under GAAP. Some of these limitations are:
•that these measures do not reflect Green Dot’s capital expenditures or future requirements for capital expenditures or other contractual commitments;
•that these measures do not reflect changes in, or cash requirements for, Green Dot’s working capital needs;
•that these measures do not reflect non-operating interest expense or interest income;
•that these measures do not reflect cash requirements for income taxes;
•that, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for these replacements; and
•that other companies in Green Dot’s industry may calculate these measures differently than Green Dot does, limiting their usefulness as comparative measures.

(2)Green Dot does not include any income tax impact of the associated non-GAAP adjustment to adjusted EBITDA, as the case may be, because each of these non-GAAP financial measures is provided before income tax expense.
(3)This expense consists primarily of expenses for restricted stock units (including performance-based restricted stock units), performance-based stock options and related employer payroll taxes. Stock-based compensation expense is not comparable from period to period due to changes in the fair market value of Green Dot’s Class A common stock (which is influenced by external factors like the volatility of public markets and the financial performance of Green Dot’s peers) and is not a key measure of Green Dot’s operations. Green Dot excludes stock-based compensation expense from its non-GAAP financial measures primarily because it consists of non-cash expenses that Green Dot does not believe are reflective of ongoing operating results. Green Dot also believes that it is not useful to investors to understand the impact of stock-based compensation to its results of operations. Further, the related employer payroll taxes are dependent upon volatility in Green Dot's stock price, as well as the timing and size of option exercises and vesting of restricted stock units, over which Green Dot has limited to no control. This expense is included as a component of compensation and benefits expenses on Green Dot's consolidated statements of operations.
(4)Green Dot excludes certain income and expenses that are the result of acquisitions. These acquisition-related adjustments include items such as transaction costs, the amortization of acquired intangible assets, changes in the fair value of contingent consideration, settlements of contingencies established at time of acquisition and other acquisition related charges, such as integration charges and professional and legal fees, which result in Green Dot recording expenses or fair value adjustments in its GAAP financial statements. Green Dot analyzes the performance of its operations without regard to these adjustments. In determining whether any acquisition-related adjustment is appropriate, Green Dot takes into consideration, among other things, how such adjustments would or would not aid in the understanding of the performance of its operations. These items are included as a component of other general and administrative expenses on Green Dot's consolidated statements of operations, as applicable for the periods presented.
(5)Green Dot excludes certain income and expenses that are not reflective of ongoing operating results. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in Green Dot's GAAP financial statements, Green Dot excludes them in its non-GAAP financial measures because Green Dot believes these items may limit the comparability of ongoing operations with prior and future periods. These adjustments include items such as amortization attributable to deferred financing costs, impairment charges related to long-lived assets, earnings or losses from equity method investments, credit-related impairment and/or realized gains or losses on the sale of investment securities, legal settlement expenses, losses on loans that have been re-classified as held for sale, and other income and expenses, as applicable for the periods presented. In determining whether any such adjustment is appropriate, Green Dot takes into consideration, among other things, how such adjustments would or would not aid in the understanding of the performance of its operations. Each of these adjustments, except for amortization of deferred financing costs, earnings and losses from equity method investments, losses on loans held for sale, and credit-related impairment and/or realized gains and losses on the sale of investment securities, which are all included below operating income, are included within other general and administrative expenses on Green Dot's consolidated statements of operations.
(6)During the three and twelve months ended December 31, 2021, Green Dot recorded charges of $0.6 million and $4.5 million, respectively, related to severance benefits, which were paid out in connection with the transition and employment agreements of certain former executives and other personnel. Although severance expenses are an ordinary part of its operations, the magnitude and scale of these costs are not indicative of its core operating performance. This expense is included as a component of compensation and benefits expenses on Green Dot's consolidated statements of operations.
(7)Represents the tax effect for the related non-GAAP measure adjustments using Green Dot's year to date non-GAAP effective tax rate. It also excludes both the impact of excess tax benefits related to stock-based compensation and the IRC §162(m) limitation that applies to performance-based restricted stock units and stock options expense as of December 31, 2021.
(8)Represents commissions and certain processing-related costs associated with Banking as a Service ("BaaS") products and services where Green Dot does not control customer acquisition. This adjustment is netted against Green Dot's B2B Services revenues when evaluating segment performance.

APPENDIX B – REALIZABLE PAY DEFINITIONS
“Target Pay” for each fiscal year is the sum of
•the salary rate for that year, pro-rated based on the effective date of any increase,
•the target annual incentive, and
•the grant date fair value of long-term incentives.
“Realizable Pay” for each fiscal year is the sum of
•the salary earned for that year,
•the annual incentive earned for that year,
•the value of time-based RSUs granted in that fiscal year, which is equal to the number of RSUs whether vested or unvested multiplied by our closing stock price on March 31, 2022,
•the value of PRSUs granted in that fiscal year, which for:
◦PRSUs granted in 2020 is equal to the number of PRSUs that were earned based on actual achievement of 2020 EPS goals, whether vested or unvested, multiplied by our closing stock price on March 31, 2022,
◦PRSUs granted in 2021 is equal to (i) the number of PRSUs that were earned based on actual achievement of 2021 EPS goals, whether vested or unvested, multiplied by our closing stock price on December 31, 2021, plus (ii) the target number of PRSUs that may be earned based on the achievement of the 2022 EPS goals multiplied by our closing stock price on March 31, 2022, and
•the value of performance-based stock options (“PSOs”) granted in 2020 is equal to the product of (i) the number of PSOs granted and (ii) the difference between our closing stock price on March 31, 2022 and the exercise price of the PSOs.

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Proxy Card for 2022 Annual Meeting of Stockholders

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and a vote FOR Proposals 2 and 3.

1. Election of Directors:

Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - J. Chris Brewster	☐	☐	☐	02 - Glinda Bridgforth Hodges	☐	☐	☐	03 - Rajeev V. Date	☐	☐	☐
04 - Saturnino Fanlo	☐	☐	☐	05 - Peter Feld	☐	☐	☐	06 - George Gresham	☐	☐	☐
07 - William I Jacobs	☐	☐	☐	08 - Dan R. Henry	☐	☐	☐	09 - Jeffrey B. Osher	☐	☐	☐
10 - Ellen Richey	☐	☐	☐	11 - George T. Shaheen	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Green Dot's independent registered public accounting firm for 2022.	☐	☐	☐	3. Advisory approval of executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03M68C

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

The undersigned hereby appoints Dan R. Henry, George Gresham, and Kristina Lockwood and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Class A Common Stock of Green Dot Corporation that the undersigned is entitled to vote, as specified on the opposite side of this Proxy, at the 2022 Annual Meeting of Stockholders of Green Dot Corporation to be held at the Four Seasons Hotel Austin, located at 98 San Jacinto Blvd., Austin, Texas 78701 on Thursday May 19, 2022 at 9:00 a.m. Central Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14A-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. IF NO SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND VOTED FOR PROPOSALS 2 AND 3.

ON THE OPPOSITE SIDE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

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